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                                                  EXECUTION DRAFT
















         AGREEMENT AND PLAN OF REORGANIZATION

                        BETWEEN

              BB&T FINANCIAL CORPORATION

                          AND

             SOUTHERN NATIONAL CORPORATION


                     July 29, 1994


                   TABLE OF CONTENTS


                                                             Page

ARTICLE I.  DEFINITIONS.....................................    2

ARTICLE II. REPRESENTATIONS AND WARRANTIES OF SNC...........    6

   2.1.  Capital Structure of SNC............................   6
   2.2.  Organization, Standing and
         Authority of SNC....................................   7
   2.3.  Ownership of the SNC Subsidiaries;
         Capital Structure of the SNC
         Subsidiaries........................................   7
   2.4.  Organization, Standing and Authority
         of the SNC Subsidiaries ............................   8
   2.5.  Authorized and Effective Agreement..................   8
   2.6.  SEC Documents; Regulatory Filings...................  10
   2.7.  Financial Statements; Books and
         Records; Minute Books...............................  10
   2.8.  Material Adverse Change.............................  10
   2.9.  Absence of Undisclosed Liabilities..................  10
   2.10. Properties..........................................  11
   2.11. Loans...............................................  11
   2.12. Allowance for Loan Losses...........................  12
   2.13. Tax Matters.........................................  12
   2.14. Employee Benefit Plans..............................  13
   2.15. Certain Contracts...................................  15
   2.16. Other Real Estate Owned.............................  16
   2.17. Legal Proceedings...................................  17
   2.18. Compliance with Laws................................  18
   2.19. Brokers and Finders.................................  18
   2.20. Insurance...........................................  18
   2.21. Repurchase Agreements...............................  19
   2.22. Deposit Insurance; Federal
         Reserve Membership..................................  19
   2.23. Administration of Trust Accounts....................  19
   2.24. Environmental Matters...............................  20
   2.25. Certain Information.................................  22
   2.26. Information in Applications.........................  23

ARTICLE III.REPRESENTATIONS AND WARRANTIES OF BB&T...........  23

   3.1.  Capital Structure of BB&T...........................  23
   3.2.  Organization, Standing and
         Authority of BB&T...................................  23
   3.3.  Ownership of the BB&T Subsidiaries;
         Capital Structure of the BB&T
         Subsidiaries........................................  24
   3.4.  Organization, Standing and Authority
         of the BB&T Subsidiaries............................  24
   3.5.  Authorized and Effective Agreement..................  25
   3.6.  SEC Documents; Regulatory Filings...................  26
   3.7.  Financial Statements; Books and
         Records; Minute Books...............................  26
   3.8.  Material Adverse Change.............................  27
   3.9.  Absence of Undisclosed Liabilities..................  27
   3.10. Properties..........................................  27
   3.11. Loans...............................................  28
   3.12. Allowance for Loan Losses...........................  28
   3.13. Tax Matters.........................................  29
   3.14. Employee Benefit Plans..............................  30
   3.15. Certain Contracts...................................  32
   3.16. Other Real Estate Owned.............................  33
   3.17. Legal Proceedings...................................  34
   3.18. Compliance with Laws................................  34
   3.19. Brokers and Finders.................................  35
   3.20. Insurance...........................................  35
   3.21. Repurchase Agreements...............................  35
   3.22. Deposit Insurance...................................  36
   3.23. Administration of Trust Accounts....................  36
   3.24. Environmental Matters...............................  36
   3.25. Certain Information.................................  38
   3.26. Information in Applications.........................  38

ARTICLE IV.  COVENANTS.......................................  39

   4.1.  Shareholders' Meetings..............................  39
   4.2.  Proxy Statement; Registration
         Statement...........................................  39
   4.3.  Applications........................................  40
   4.4.  Best Efforts........................................  40
   4.5.  Investigation and Confidentiality...................  41
   4.6.  Press Releases......................................  42
   4.7.  Covenants of SNC....................................  42
   4.8.  Covenants of BB&T...................................  45
   4.9.  Headquarters........................................  48
   4.10. Dividends Prior to the Effective Date...............  48
   4.11. Closing; Certificate of Merger......................  48
   4.12. Affiliates..........................................  49
   4.13. Board of Directors..................................  49
   4.14. Management; Employees; Employee
         Benefits............................................  51
   4.15. Indemnifications....................................  52
   4.16. Charter and Bylaws of Continuing
         Corporation.........................................  52
   4.17. NYSE Listing........................................  52

ARTICLE V. CONDITIONS PRECEDENT..............................  53

   5.1.  Conditions Precedent - Mutual.......................  53
   5.2.  Conditions Precedent - BB&T.........................  55
   5.3.  Conditions Precedent - SNC..........................  56

ARTICLE VI. TERMINATION, WAIVER AND AMENDMENT................  58

   6.1.  Termination.........................................  58
   6.2.  Effect of Termination...............................  59
   6.3.  Survival of Representations,
         Warranties and Covenants............................  60
   6.4.  Waiver..............................................  60
   6.5.  Amendment or Supplement.............................  61

ARTICLE VII. MISCELLANEOUS...................................  61

   7.1.  Expenses............................................  61
   7.2.  Entire Agreement....................................  62
   7.3.  No Assignment.......................................  62
   7.4.  Notices.............................................  63
   7.5.  Captions............................................  63
   7.6.  Counterparts........................................  63
   7.7.  Governing Law.......................................  64


         AGREEMENT AND PLAN OF REORGANIZATION


       AGREEMENT AND PLAN OF REORGANIZATION ("Reorganization Agreement" or "Agreement") dated as of July 29, 1994, among BB&T FINANCIAL CORPORATION ("BB&T"), a North Carolina corporation having its principal executive offices at 223 West Nash Street, Wilson, North Carolina 27893 and SOUTHERN NATIONAL CORPORATION ("SNC"), a North Carolina corporation having its principal executive offices at 200 West Second Street, Winston-Salem, North Carolina 27101.


                      WITNESSETH

       WHEREAS, the parties hereto desire to combine their respective businesses; and

       WHEREAS, in furtherance of the combination of their respective businesses, the parties hereto desire that SNC shall be merged ("Merger") with and into BB&T, with its name to be changed to "Southern National Corporation" (BB&T as it will exist from and after the Effective Date being referred to herein as the "Continuing Corporation"), and that all of the issued and outstanding shares of common stock and preferred stock of SNC (other than shares held by dissenting shareholders) shall be converted into and exchanged for shares of common stock or preferred stock of the Continuing Corporation and all outstanding options to acquire common stock of SNC shall be converted into options to acquire common stock of BB&T and all of the issued and outstanding shares of capital stock of BB&T shall continue to be issued and outstanding shares of capital stock of the Continuing Corporation (as adjusted as provided herein), all pursuant to a Plan of Merger substantially in the form attached hereto as Annex A ("Plan of Merger"); and

       WHEREAS, in furtherance of the combination of their respective businesses, the parties hereto contemplate that, as soon as practicable after the Merger, Southern National Bank of North Carolina ("SNBNC"), a wholly owned subsidiary of SNC, shall be merged ("North Carolina Bank Merger") with and into Branch Banking and Trust Company ("BB&T-NC"), a wholly owned subsidiary of BB&T, under the name "Branch Banking and Trust Company" (BB&T-NC as it will exist from and after the consummation of the North Carolina Bank Merger being referred to herein as the "NC Continuing Bank"); and

       WHEREAS, in furtherance of the combination of their respective businesses, the parties hereto contemplate that as soon as practicable after the Merger, Southern National Bank of South Carolina ("SNBSC"), a wholly owned subsidiary of SNC, shall be merged ("South Carolina Bank Merger") with and into Branch Banking and Trust Company of South Carolina ("BB&T-SC"), an indirect wholly owned subsidiary of BB&T, under the name "Branch Banking and Trust Company of South Carolina," (BB&T-SC as it will exist from and after the consummation of the SC Bank Merger being referred to herein as the "SC Continuing Bank"); and

       WHEREAS, the parties hereto desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby;

       NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained and intending to be legally bound hereby, the parties hereto do hereby agree as follows:


                      ARTICLE I.
                      DEFINITIONS

   1.1.   "Bank Holding Company Act" shall mean the Bank Holding
Company Act of 1956, as amended.

   1.2. "Bank Merger Agreements" shall have the meaning set forth in Section 4.6 hereof.

   1.3. "Bank Mergers" shall mean the North Carolina Bank Merger and the South Carolina Bank Merger.

   1.4.  "BB&T Common Stock" shall have the meaning set forth in
Section 3.1.

   1.5.  "BB&T DRP" shall mean BB&T's Dividend Reinvestment and
Shareholders Savings Service.

   1.6. "BB&T ERISA Affiliate" shall mean any trade or business, whether or not incorporated, that together with BB&T or any BB&T
Subsidiary would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA.

   1.7. "BB&T Financial Statements" shall mean (i) the consolidated balance sheets of BB&T as of December 31, 1993 and 1992 and the related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) for each of the three years ended December 31, 1993, 1992 and 1991 as filed by BB&T in SEC Documents and (ii) the consolidated balance sheets of BB&T and related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) as filed by BB&T in SEC Documents with respect to periods ended subsequent to December 31, 1993.

   1.8.  "BB&T Option Agreement" shall mean the Stock Option
Agreement dated as of the date hereof between BB&T and SNC with regard to BB&T Common Stock which shall be executed immediately after execution of this Reorganization Agreement.

   1.9. "BB&T Preferred Stock" shall have the meaning set forth in Section 3.1.

   1.10. "BB&T Subsidiary" shall have the meaning set forth in
Section 3.3.

   1.11. "Closing Date" shall mean the date specified pursuant to
Section 4.11 hereof as the date on which the parties hereto shall close the transactions contemplated herein.

   1.12. "Code" shall mean the Internal Revenue Code of 1986, as amended.

   1.13. "Commission" shall mean the Securities and Exchange
Commission.

   1.14. "Communication" shall have the meaning set forth in
Section 2.25(e)(i).

   1.15. "Continuing Corporation Common Stock" shall mean BB&T
Common Stock from and after the Effective Date.

   1.16. "Continuing Corporation Preferred Stock" shall mean the preferred stock of the Continuing Corporation to be designated as "6-3/4% Cumulative Convertible Preferred Stock."

   1.17. "Effective Date" shall mean the date specified pursuant to Section 4.11 hereof as the effective date of the Merger.

   1.18. "Environmental Claim" shall have the meaning set forth in Section 2.24(e)(ii).

   1.19. "Environmental Laws" shall have the meaning set forth in
Section 2.24(e)(iii).

   1.20. "ERISA" shall mean the Employee Retirement Income
Security Act of 1974, as amended.

   1.21. "Exchange Act" shall mean the Securities Exchange Act of
1934, as amended.

   1.22. "FDIA" shall mean the Federal Deposit Insurance Act, as amended.

   1.23. "FDIC" shall mean the Federal Deposit Insurance
Corporation.

   1.24. "Federal Reserve Board" shall mean the Board of
Governors of the Federal Reserve System.

   1.25. "FRB Richmond" shall mean the Federal Reserve Bank of
Richmond.

   1.26. "Materials of Environmental Concern" shall have the meaning set forth in Section 2.24(e)(iv).

   1.27. "NYSE" shall mean the New York Stock Exchange.

   1.28. "OREO" shall mean real and personal property assets acquired as a result of foreclosure, deeded in lieu of foreclosure or any other method in satisfaction of indebtedness.

   1.29. "PBGC" shall mean the Pension Benefit Guaranty
Corporation.

   1.30. "Previously Disclosed" shall mean disclosed in (i) an SEC Document delivered by one party to the other on or prior to the execution of this Reorganization Agreement or (ii) a letter from the party delivered and dated not later than August 15, 1994 making such disclosure specifically referring to this Agreement and delivered to the other party, provided that such letter (x) is not materially inconsistent with a letter delivered to the other party and dated on or prior to the date of this Agreement ("Initial Letter") and (y) does not by its contents demonstrate that the Initial Letter contained a material omission or misstatement. Any matter included, whether aggregated or not, in SNC Financial Statements or BB&T Financial Statements, as the case may be, shall be deemed to be Previously Disclosed.

   1.31. "Proxy Statement" shall mean the joint proxy statement/prospectus (or similar documents) together with any supplements thereto sent to the shareholders of SNC and/or BB&T to solicit their votes in connection with this Agreement and the Plan of Merger.

   1.32. "Registration Statement" shall mean the registration statement with respect to the Continuing Corporation Common Stock to be issued in connection with the Merger as declared effective by the Commission under the Securities Act.

   1.33. "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock.

   1.34. "SEC Documents" shall mean all reports and registration statements filed, or required to be filed, by a party hereto pursuant to the Securities Laws.

   1.35. "Securities Act" shall mean the Securities Act of 1933, as amended.

   1.36. "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the Commission promulgated thereunder.

   1.37. "SNC Common Stock" shall have the meaning set forth in
Section 2.1.

   1.38. "SNC DRP" shall mean SNC's Dividend Reinvestment Plan.

   1.39. "SNC ERISA Affiliate" shall mean any trade or business, whether or not incorporated, that together with SNC or any SNC
Subsidiary would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA.

   1.40. "SNC Financial Statements" shall mean (i) the consolidated balance sheets of SNC as of December 31, 1993 and 1992 and the related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) for each of the three years ended December 31, 1993, 1992 and 1991 as filed by SNC in SEC Documents and (ii) the consolidated balance sheets of SNC and related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) as filed by SNC in SEC Documents with respect to periods ended subsequent to December 31, 1993.

   1.41. "SNC Option Agreement" shall mean the Stock Option Agreement dated as of even date herewith between SNC and BB&T with regard to SNC Common Stock, which shall be executed immediately after execution of this Reorganization Agreement.

   1.42. "SNC Preferred Stock" shall have the meaning set forth in Section 2.1.

   1.43. "SNC Series A Preferred Stock" shall have the meaning set forth in Section 2.1.

   1.44. "SNC Subsidiary" shall have the meaning set forth in
Section 2.3.

   1.45. "State Boards" shall mean the North Carolina State
Banking Commission, the Savings Institutions Division of the
North Carolina Department of Commerce and the South Carolina
State Board of Financial Institutions.

       Other terms used herein are defined in the preamble and the recitals to this Reorganization Agreement.


                      ARTICLE II.
         REPRESENTATIONS AND WARRANTIES OF SNC

       SNC hereby represents and warrants to BB&T as follows:

2.1.  CAPITAL STRUCTURE OF SNC

       The authorized capital stock of SNC consists of (i) 120,000,000 shares of common stock, par value $5.00 per share ("SNC Common Stock"), of which 43,385,610 shares were issued and outstanding and no shares were held in treasury as of June 30, 1994; and (ii) 5,000,000 shares of preferred stock, $5.00 par value ("SNC Preferred Stock"), of which 770,000 shares were designated as 6 3/4% Cumulative Convertible Preferred Stock, Series A ("SNC Series A Preferred Stock") and were issued and outstanding as of June 30, 1994. All outstanding shares of SNC Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. There are no Rights authorized, issued or outstanding with respect to the capital stock of SNC and no written or oral plans, understandings, commitments or contracts to which SNC or, to SNC's knowledge, any of its affiliates is subject with respect to the issuance, voting or sale of issued or unissued shares of SNC's capital stock, except as Previously Disclosed. None of the shares of SNC's capital stock has been issued in violation of the preemptive rights of any person.

2.2.   ORGANIZATION, STANDING AND AUTHORITY OF SNC

       SNC is a duly organized corporation, validly existing and in good standing under the laws of the State of North Carolina. SNC (i) has full corporate power and authority to carry on its business as now conducted and (ii) is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification and where failure to so qualify would have a material adverse effect on the financial condition, results of operations or business of SNC on a consolidated basis. SNC has all federal, state, local and foreign governmental authorizations and licenses necessary for it to own and lease its properties and assets and to carry on its business as it is now being conducted. SNC has delivered to BB&T a true, complete and correct copy of its Articles of Incorporation and of its Bylaws, each as in effect on the date of this Agreement. SNC is registered as a bank holding company under the Bank Holding Company Act.

2.3.   OWNERSHIP OF THE SNC SUBSIDIARIES; CAPITAL
       STRUCTURE OF THE SNC SUBSIDIARIES

       SNC does not own, directly or indirectly, 5% or more of the outstanding capital stock or other voting securities of any corporation, bank or other organization actively engaged in business except as Previously Disclosed (collectively the "SNC Subsidiaries" and each individually an "SNC Subsidiary"). The outstanding shares of capital stock of each SNC Subsidiary have been duly authorized and are validly issued, and are fully paid and (subject to 12 U.S.C. Section 55) nonassessable and all such shares are directly or indirectly owned by SNC free and clear of all liens, claims and encumbrances. No Rights are authorized, issued or outstanding with respect to the capital stock of any SNC Subsidiary and there are no agreements, understandings or commitments relating to the right of SNC to vote or to dispose of said shares. None of the shares of capital stock of any SNC Subsidiary has been issued in violation of the preemptive rights of any person.

2.4.   ORGANIZATION, STANDING AND AUTHORITY OF
       THE SNC SUBSIDIARIES

       Each SNC Subsidiary is a duly organized corporation, national banking association, savings institution or savings bank, validly existing and in good standing under applicable laws. Each SNC Subsidiary (i) has full corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted except where the absence of such power or authority would not have a material adverse effect on the financial condition, results of operations or business of SNC on a consolidated basis, and (ii) is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification and where failure to so qualify would have a material adverse effect on the financial condition, results of operations or business of SNC on a consolidated basis. Each SNC Subsidiary has all federal, state, local and foreign governmental authorizations and licenses necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except where failure to obtain such authorization or license would not have a material adverse effect on the business of such SNC Subsidiary.

2.5.   AUTHORIZED AND EFFECTIVE AGREEMENT

       (a) SNC has all requisite corporate power and authority to enter into, adopt and perform all of its obligations under this Reorganization Agreement, the Plan of Merger and the SNC Option Agreement. The execution, adoption and delivery of this Reorganization Agreement, the Plan of Merger and the SNC Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of SNC, except that the affirmative vote of the shareholders of SNC is required to adopt the Plan of Merger pursuant to the North Carolina Business Corporation Act, as amended, and SNC's Articles of Incorporation and Bylaws.

       (b) This Reorganization Agreement, the SNC Option Agreement and the Plan of Merger constitute legal, valid and binding obligations of SNC enforceable against it in accordance with their respective terms, subject as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

       (c) Except as Previously Disclosed, neither the execution, adoption and delivery of this Reorganization Agreement, the Plan of Merger or the SNC Option Agreement nor consummation of the transactions contemplated hereby or thereby, nor compliance by SNC with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the Articles of Incorporation, Articles of Association or Bylaws of SNC or any SNC Subsidiary, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of SNC or any SNC Subsidiary pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) subject to the receipt of all required regulatory approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to SNC or any SNC Subsidiary.

       (d) Except for consents and approvals of or filings with the Federal Reserve Board, the FDIC, the Commission and the State Boards and any appropriate state securities authorities, no consents or approvals of or filings or registrations with any public body or authority are necessary, and no consents or filings or registrations with any public body or authority are necessary and no consents or approval of any third parties are necessary, in connection with the execution and delivery of this Agreement by SNC or the consummation by SNC of the transactions contemplated hereby or by the Plan of Merger.

2.6.   SEC DOCUMENTS; REGULATORY FILINGS

       SNC has filed all SEC Documents required by the Securities Laws and such SEC Documents complied in all material respects with the Securities Laws. Each of SNC, SNBNC and SNBSC has filed all reports required by statute or regulation to be filed with any federal or state bank or savings association or savings institution regulatory agency, and such reports were prepared in accordance with the applicable statutes, regulations and instructions in all material respects.

2.7.   FINANCIAL STATEMENTS; BOOKS AND RECORDS; MINUTE BOOKS

       The SNC Financial Statements fairly present the consolidated financial position of SNC as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and cash flows of SNC for the periods then ended in conformity with generally accepted accounting principles applicable to financial institutions applied on a consistent basis except as disclosed therein. The books and records of SNC and each SNC Subsidiary fairly reflect the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements. The minute books of SNC and each SNC Subsidiary contain accurate records of all corporate actions of their respective shareholders and Boards of Directors (including committees of their Boards of Directors).

2.8.   MATERIAL ADVERSE CHANGE

       Except as Previously Disclosed, SNC has not, on a consolidated basis, suffered any material adverse change in its business, financial condition or results of operations since
December 31, 1993.

2.9.   ABSENCE OF UNDISCLOSED LIABILITIES

       Neither SNC nor any SNC Subsidiary has any liability (contingent or otherwise) that is material to SNC on a consolidated basis, or that, when combined with all similar liabilities, would be material to SNC on a consolidated basis, except as disclosed in the SNC Financial Statements and except for liabilities incurred in the ordinary course of business consistent with past practice since the date of the most recent SNC Financial Statements.

2.10.  PROPERTIES

       SNC and the SNC Subsidiaries have good title free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, reflected on the SNC Financial Statements as of December 31, 1993 or acquired after such date, except (i) liens for current taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) dispositions and encumbrances for adequate consideration in the ordinary course of business. Each SNC Subsidiary as lessee has the right under valid and subsisting leases of properties used by it in the conduct of its respective business to occupy and use all such properties as presently occupied and used by it. Each of the real properties used by each SNC Subsidiary has been maintained in all material respects in good condition and is suitable for its current use. Each of such properties conforms in all material respects to currently applicable ordinances, regulations and zoning requirements and, if required, is occupied pursuant to a certificate of occupancy authorizing its current use. Since December 31, 1993, none of such properties which are material to the operation of any SNC Subsidiary has been damaged by fire, storm or other identifiable event or other act of God, except to the extent that any property owned or leased by any SNC Subsidiary if so damaged is insured to the extent necessary to satisfactorily repair the damaged premises.

2.11.  LOANS

      (a) Except as Previously Disclosed, to SNC's best knowledge each loan reflected as an asset in the SNC Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and
(iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. All loans and extensions of credit which are subject to Regulation O of the Federal Reserve Board which have been made by SNBNC and SNBSC comply therewith.

     (b) The classification on the books and records of SNC and each SNC Subsidiary that is a banking institution of loans and/or non-performing assets as nonaccrual, troubled debt restructuring, OREO or other similar classification, complies in all material respects with generally accepted accounting principles and applicable regulatory accounting principles.

2.12.  ALLOWANCE FOR LOAN LOSSES

       The allowance for loan losses reflected on the SNC Financial Statements as of December 31, 1993 and any SNC Financial Statements, as of their respective dates, is adequate in all material respects under the requirements of generally accepted accounting principles and regulatory accounting principles to provide for reasonably anticipated losses on outstanding loans.

2.13.  TAX MATTERS

       (a) SNC and each SNC Subsidiary, and each of their respective predecessors, have timely filed federal income tax returns for each year through December 31, 1992 and have timely filed, or caused to be filed, all other federal and state tax returns (including, without limitation, estimated tax returns, withholding tax returns and FICA and FUTA returns) required to have been filed with respect to SNC or such SNC Subsidiary. SNC has made available to BB&T true and complete copies of its federal and state income tax returns for the past five years, and true and complete copies of all correspondence from governmental authorities, and responses of SNC or any SNC Subsidiary thereto, relating to such federal and state income tax returns or any other federal, state or other tax filings within the past five years. All taxes due in respect of the periods covered by such tax returns have been paid or adequate reserves have been established for the payment of such taxes and, as of the Closing Date, all taxes due in respect of any subsequent periods ending on or prior to the Closing Date will have been paid or adequate reserves will have been established for the payment thereof. Except as Previously Disclosed, no audit examination or deficiency or refund litigation with respect to such returns is pending. SNC has been audited by the IRS through the tax year ended December 31, 1986. Neither SNC nor any SNC Subsidiary will have as of the Closing Date any material liability for any such taxes in excess of the amounts so paid or reserves or accruals so established.

      (b) All federal, state and local (and, if applicable, foreign) tax returns filed by SNC and each SNC Subsidiary are complete and accurate in all material respects. Neither SNC nor any SNC Subsidiary is delinquent in the payment of any tax, assessment or governmental charge, and, except as Previously Disclosed, none of them has requested any extension of time within which to file any tax returns in respect of any fiscal year or portion thereof which have not since been filed. No deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against SNC or any SNC Subsidiary which have not been settled and paid. Except as Previously Disclosed, there are currently no agreements in effect with respect to SNC or any SNC Subsidiary to extend the period of limitations for the assessment or collection of any tax.

      (c) SNC and each SNC Subsidiary have timely filed all material information returns required under Sections 6041-6050N of the Code and any comparable state laws, and have timely complied in all material respects with the requirements of
Section 3406 of the Code and the regulations thereunder and any comparable state laws and regulations. Neither SNC nor any SNC Subsidiary has made or entered into, or holds any asset subject to, a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder or a "safe harbor lease" subject to former Section 168(f)(8) of the Code and the regulations thereunder.

2.14.  EMPLOYEE BENEFIT PLANS

       (a) SNC has Previously Disclosed true and complete copies of all pension or profit-sharing plans, any deferred compensation, consulting, bonus or group insurance contract or any other incentive, stock option, welfare or employee benefit plan or agreement maintained for the benefit of any employees or former employees of SNC, any SNC Subsidiary or any SNC ERISA Affiliate (collectively, the "SNC Plans") together with (i) the most recent actuarial and financial reports, if any, prepared with respect to each such SNC Plan, (ii) the most recent annual report, if any, filed with any government agency with respect to each such SNC Plan, and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain to any SNC Plan. Except as Previously Disclosed, no SNC Plan provides health, medical, death or survivor benefits to any former employee or beneficiary thereof (other than coverage mandated by applicable law or death or retirement benefits under an employee pension benefit plan, as defined in Section 3(2) of ERISA).

      (b) No liability under Title IV of ERISA has been incurred by SNC, any SNC Subsidiary or any SNC ERISA Affiliate since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to SNC, any SNC Subsidiary or any SNC ERISA Affiliate of incurring a liability under such Title, other than liability for premiums due the PBGC, which payments have been or will be made when due.

      (c) None of the SNC Plans is a "multiemployer plan," as such term is defined in Section 3(37) of ERISA.

      (d) A favorable determination letter has been issued by the Internal Revenue Service with respect to each SNC Plan that is intended to be a qualified plan to the effect that such plan is qualified under Section 401 of the Code and tax exempt under
Section 501 of the Code and each such letter has been Previously Disclosed. No such letter has been revoked or threatened to be revoked and neither SNC nor any SNC Subsidiary knows of any ground on which such revocation may be based. Neither SNC nor any SNC Subsidiary has a material liability under any SNC Plan that is not reflected on the SNC Financial Statements.

       (e) Except as Previously Disclosed, each of the SNC Plans has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code.

       (f) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA) has occurred with respect to any SNC Plan (i) which would result in the imposition, directly or indirectly, of a material excise tax under Section 4975 of the Code or (ii) the correction of which would have a material adverse effect on the financial condition, results of operations or business of SNC on a consolidated basis.

       (g) Each of the SNC Plans that is intended to satisfy the requirements of Section 125 or Section 501(c)(9) of the Code satisfies such requirements.

       (h) With respect to each SNC Plan that is subject to Title IV of ERISA, the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan, did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits and nothing has occurred since such most recent valuation date with respect to each such plan that adversely affects the funded status of such plan. No reportable event under Section 4043(b) of ERISA has occurred with respect to any SNC Plan (other than a reportable event for which the requirement of notice to the PBGC has been waived by regulation).

      (i) There are no actions, suits or claims pending, or to the best knowledge of SNC, threatened or anticipated (other than routine claims for benefits) by, on behalf of or against any of the SNC Plans or any trusts related thereto or against SNC or any SNC Subsidiary with respect to the SNC Plans or any trusts related thereto.

      (j) Except as Previously Disclosed, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of SNC or any SNC Subsidiary to severance pay, employment compensation or any other payment, benefit or award or (ii) accelerate the time of payment or vesting, or increase the amount of any benefit, award or compensation due any such employee.

2.15.  CERTAIN CONTRACTS

     (a) Except as Previously Disclosed, neither SNC nor any SNC Subsidiary is a party to, or is bound by, (i) any material agreement, arrangement or commitment whether or not made in the ordinary course of business, (ii) any agreement, indenture or other instrument relating to the borrowing of money by SNC or any SNC Subsidiary or the guarantee by SNC or any SNC Subsidiary of any such obligation, (iii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election, retention in office or severance of any present or former director or officer, (iv) any agreement to make loans or for the provision, purchase or sale of goods, services or property between SNC or any SNC Subsidiary and any director or officer of SNC or any SNC Subsidiary, or any member of the immediate family or affiliate of any of the foregoing, or (v) any agreement between SNC or any SNC Subsidiary and any 5% or more shareholder of SNC, in each case other than transactions entered into in the ordinary course of the banking business of SNBNC or SNBSC consistent with past practice.

     (b) Neither SNC nor any SNC Subsidiary, nor to the knowledge of SNC, the other party thereto, is in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, other than defaults of loan agreements by borrowers from SNBNC or SNBSC in the ordinary course of its banking business.

     (c) Since December 31, 1993, neither SNC nor any SNC Subsidiary has incurred or paid any obligation or liability that would be material to SNC, except obligations incurred or paid in connection with transactions in the ordinary course of business of any SNC Subsidiary consistent with its past practice and except as Previously Disclosed. Except as Previously Disclosed, from December 31, 1993 to the date hereof, neither SNC nor any SNC Subsidiary has taken any action that, if taken after the date hereof, would breach any of the covenants contained in Section 4.7(b) hereof.

2.16.  OTHER REAL ESTATE OWNED

     (a) Except for liens, security interests, claims, charges, or such other encumbrances as have been appropriately reserved for in the SNC Financial Statements or are not material, title to the OREO is good and marketable, and there are no adverse claims or encumbrances on the OREO.

     (b) All title, hazard and other insurance claims and mortgage guaranty claims with respect to the OREO have been timely filed and neither SNC nor any SNC Subsidiary has received any notice of denial of any such claim.

     (c) SNC and each SNC Subsidiary are in possession of all of the OREO or, if any of the OREO remains occupied by the mortgagor, eviction or summary proceedings have been commenced or rental arrangements providing for market rental rates have been agreed upon and SNC and/or each SNC Subsidiary are diligently pursuing such eviction or summary proceedings or such rental arrangements.

     (d) Except as Previously Disclosed, no legal proceeding or quasi-legal proceeding is pending or, to the knowledge of SNC and each SNC Subsidiary, threatened concerning any OREO or any servicing activity or omission to provide a servicing activity with respect to any of the OREO.

2.17.  LEGAL PROCEEDINGS

       Except as Previously Disclosed, there are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the knowledge of SNC, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against SNC or any SNC Subsidiary or against any asset, interest or right of SNC or any SNC Subsidiary that would, if determined adversely to SNC or an SNC Subsidiary, have a material adverse effect on SNC. To the knowledge of SNC, there are no actual or threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein, the Plan of Merger or the BB&T Option Agreement or to impose upon BB&T, SNC or any of their respective subsidiaries any material cost or obligation in connection therewith. Except as Previously Disclosed there are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the knowledge of SNC, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any present or former director or officer of SNC that would be reasonably likely to give rise to a claim for indemnification by such present or former director or officer that would, if determined adversely to SNC or an SNC Subsidiary, have a material adverse effect on SNC, and, to the knowledge of SNC, there is no reasonable basis for any such action, suit or proceeding.

2.18.  COMPLIANCE WITH LAWS

       SNC and the SNC Subsidiaries are in compliance in all material respects with all statutes and regulations applicable to the conduct of their business, and neither SNC nor any SNC Subsidiary has received notification from any agency or department of federal, state or local government (i) asserting a material violation of any such statute or regulation, (ii) threatening to revoke any license, franchise, permit or government authorization or (iii) restricting or in any way limiting its operations. Neither SNC nor any SNC Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment, and neither of them has received any communication requesting that they enter into any of the foregoing. Without limiting the generality of the foregoing, each of SNBNC and SNBSC has timely filed all currency transaction reports required to be filed and taken all other actions required under the Currency and Foreign Transactions Reporting Act, codified at 31 U.S.C. Section 5301 et seq., and its implementing regulations.

2.19.  BROKERS AND FINDERS

       Neither SNC nor any SNC Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein, the Bank Merger Agreement or the Plan of Merger, except for Lehman Brothers and Wheat, First Securities, Inc.

2.20.  INSURANCE

       SNC and each SNC Subsidiary currently maintains insurance in amounts reasonably necessary for their operations and, to the best knowledge of SNC, similar in scope and coverage to that maintained by other entities similarly situated. Neither SNC nor any SNC Subsidiary has received any notice of a premium increase or cancellation with respect to any of its insurance policies or bonds, and within the last three years, neither SNC nor any SNC Subsidiary has been refused any insurance coverage sought or applied for, and SNC has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability in coverage that have not resulted from any extraordinary loss experience of SNC or any SNC Subsidiary.


2.21.  REPURCHASE AGREEMENTS

       With respect to all agreements pursuant to which SNC or any SNC Subsidiary has purchased securities subject to an agreement to resell, if any, SNC or such SNC Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

2.22.  DEPOSIT INSURANCE; FEDERAL RESERVE MEMBERSHIP

       The deposits of SNBNC and SNBSC are insured by the FDIC in accordance with the FDIA, and SNBNC and SNBSC have paid all assessments and filed all reports required by the FDIA. SNBNC and SNBSC are members of the Federal Reserve System and have subscribed and paid (or will have done so by the Closing Date) for the requisite number of shares of capital stock of the FRB Richmond.

2.23.  ADMINISTRATION OF TRUST ACCOUNTS

       SNBNC and SNBSC have properly administered, in all respects material and which could reasonably be expected to be material to the business, operations or financial condition of SNC, SNBNC and SNBSC, taken as a whole, all accounts for which they act as fiduciaries, including but not limited to accounts for which they serve as trustees, agents, custodians, personal representatives, guardians, conservators or investment advisors, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither SNC, SNBNC or SNBSC, nor any director, officer or employee of SNC, SNBNC or SNBSC has committed any breach of trust with respect to any such fiduciary account which is material to or could reasonably be expected to be material to the business, operations or financial condition of SNC, and SNBNC and SNBSC, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account in all material respects.

2.24.  ENVIRONMENTAL MATTERS

     (a) Except as Previously Disclosed, to the best of SNC's knowledge, neither SNC nor any SNC Subsidiary owns or leases any properties affected by toxic waste, radon gas or other hazardous conditions or constructed in part with the use of asbestos. Each of SNC and the SNC Subsidiaries is in substantial compliance with all Environmental Laws applicable to real or personal properties in which it has a direct fee ownership or, with respect to a direct interest as lessee, applicable to the leasehold premises or, to the best knowledge of SNC and the SNC Subsidiaries, the premises on which the leasehold is situated. Neither SNC nor any SNC Subsidiary has received any Communication alleging that SNC or such SNC Subsidiary is not in such compliance and, to the best knowledge of SNC and the SNC Subsidiaries, there are no present circumstances (including Environmental Laws that have been adopted but are not yet effective) that would prevent or interfere with the continuation of such compliance.

     (b) (i) There are no legal, administrative, arbitral or other proceedings, or Environmental Claims or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition, on SNC and the SNC Subsidiaries of any liability arising under any Environmental Laws pending or, to the best knowledge of SNC and the SNC Subsidiaries, threatened against (A) SNC or any SNC Subsidiary, (B) any person or entity whose liability for any Environmental Claim SNC or any SNC Subsidiary has or may have retained or assumed either contractually or by operation of law, or (C) any real or personal property which SNC or any SNC Subsidiary owns or leases, or has been or is judged to have managed or to have supervised or participated in the management of, which liability might have a material adverse effect on the business, financial condition or results of operations of SNC. SNC and the SNC Subsidiaries are not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

     (ii) To the best knowledge of SNC and the SNC Subsidiaries, there are no legal, administrative, arbitral or other proceedings, or Environmental Claims or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition, on SNC or any SNC Subsidiary of any liability arising under any Environmental Laws pending or threatened against any real or personal property in which SNC or any SNC Subsidiary holds a security interest in connection with a loan or a loan participation which liability might have a material adverse effect on the business, financial condition or results of operations of SNC. SNC and the SNC Subsidiaries are not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

     (c) With respect to all real and personal property owned or leased by SNC or any SNC Subsidiary, other than OREO, SNC will have made available to BB&T before or by September 1, 1994 copies of any environmental audits, analyses and surveys that have been prepared relating to such properties. With respect to all OREO held by SNC or any SNC Subsidiary and all real or personal property which SNC or any SNC Subsidiary has been or is judged to have managed or to have supervised or participated in the management of, SNC has made available to BB&T the information relating to such OREO available to SNC. SNC and the SNC Subsidiaries are in compliance in all material respects with all recommendations contained in any environmental audits, analyses and surveys relating to any of the properties, real or personal, described in this subsection (c).

     (d) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Materials of Environmental Concern, that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws currently in effect or adopted but not yet effective against SNC or any SNC Subsidiary or against any person or entity whose liability for any Environmental Claim SNC or any SNC Subsidiary has or may have retained or assumed either contractually or by operation of law.

     (e) For the purpose of this Agreement, the following terms shall have the following meanings:

     (i) "Communication" means a communication which is of a substantive nature and which is made (A) in writing to SNC or any SNC Subsidiary on the one hand or to BB&T or any BB&T Subsidiary on the other hand, or (B) orally to a senior officer of SNC or any SNC Subsidiary or of BB&T or any BB&T Subsidiary, whether from a governmental authority or a third party.

     (ii) "Environmental Claim" means any Communication from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from the presence, or release into the environment, of any Material of Environmental Concern.

     (iii) "Environmental Laws" means all applicable federal, state and local laws and regulations, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, that relate to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata). This definition includes, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

    (iv) "Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental
Laws.

2.25.  CERTAIN INFORMATION

       When the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness up to and including the time of the later of the SNC and BB&T shareholders' meetings to vote upon the Merger, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished by SNC relating to SNC and the SNC Subsidiaries, (i) shall comply in all material respects with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

2.26.  INFORMATION IN APPLICATIONS

       All information concerning SNC and the SNC Subsidiaries, and their respective officers, directors and shareholders, included (or submitted for inclusion) in the applications described in Section 4.3 hereof shall be true, correct and complete in all material respects.


                      ARTICLE III.
        REPRESENTATIONS AND WARRANTIES OF BB&T

       BB&T hereby represents and warrants to SNC as follows:

3.1.  CAPITAL STRUCTURE OF BB&T

       The authorized capital stock of BB&T consists of (i) 100,000,000 shares of common stock, par value $2.50 per share ("BB&T Common Stock"), of which as of June 30, 1994, 36,271,016 shares were issued and outstanding and none were held in treasury; and (ii) 4,000,000 shares of nonvoting preferred stock, no par value ("BB&T Preferred Stock"), none of which have been issued or are outstanding. All outstanding shares of BB&T Common Stock have been duly authorized and are validly issued, and are fully paid and nonassessable. There are no Rights authorized, issued or outstanding with respect to the capital stock of BB&T and no written or oral plans, understandings, commitments or contracts to which BB&T or any of its affiliates is subject with respect to the issuance, voting or sale of issued or unissued shares of BB&T's capital stock, except for the BB&T DRP and as Previously Disclosed. None of the shares of BB&T's capital stock has been issued in violation of the preemptive rights of any person. The shares of Continuing Corporation Common Stock to be issued in connection with the Merger have been duly authorized and, when issued in accordance with the terms of this Agreement and the Plan of Merger, will be validly issued, fully paid and nonassessable.

3.2.  ORGANIZATION, STANDING AND AUTHORITY OF BB&T

       BB&T is a duly organized corporation, validly existing and in good standing under the laws of the State of North Carolina. BB&T (i) has full corporate power and authority to carry on its business as now conducted and (ii) is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification and where failure to so qualify would have a material adverse effect on the financial condition, results of operations or business of BB&T on a consolidated basis. BB&T has all federal, state, local and foreign governmental authorizations and licenses necessary for it to own and lease its properties and assets and to carry on its business as it is now being conducted. BB&T has delivered to SNC a true, complete and correct copy of its Articles of Incorporation and of its Bylaws, each as in effect on the date of this Agreement. BB&T is registered as a bank holding company under the Bank Holding Company Act.

3.3.   OWNERSHIP OF THE BB&T SUBSIDIARIES;
       CAPITAL STRUCTURE OF THE BB&T SUBSIDIARIES

       BB&T does not own, directly or indirectly, 5% or more of the outstanding capital stock or other voting securities of any corporation, bank or other organization actively engaged in business except as Previously Disclosed (collectively the "BB&T Subsidiaries" and each individually a "BB&T Subsidiary"). The outstanding shares of capital stock of each BB&T Subsidiary have been duly authorized and are validly issued, and are fully paid and nonassessable and all such shares are directly or indirectly owned by BB&T free and clear of all liens, claims and encumbrances. No Rights are authorized, issued or outstanding with respect to the capital stock of any BB&T Subsidiary and there are no agreements, understandings or commitments relating to the right of BB&T to vote or to dispose of said shares. None of the shares of capital stock of any BB&T Subsidiary has been issued in violation of the preemptive rights of any person.

3.4.   ORGANIZATION, STANDING AND AUTHORITY OF THE
       BB&T SUBSIDIARIES

       Each BB&T Subsidiary is a duly organized corporation or North Carolina chartered or South Carolina chartered commercial bank or a North Carolina chartered savings bank, validly existing and in good standing under applicable laws. Each BB&T Subsidiary
(i) has full corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted except where the absence of such power or authority would not have a material adverse effect on the financial condition, results of operations or business of BB&T on a consolidated basis, and (ii) is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification and where failure to so qualify would have a material adverse effect on the financial condition, results of operations or business of BB&T on a consolidated basis. Each BB&T Subsidiary has all federal, state, local and foreign governmental authorizations and licenses necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except where failure to obtain such authorization or license would not have a material adverse effect on the business of such BB&T Subsidiary.

3.5.  AUTHORIZED AND EFFECTIVE AGREEMENT

      (a) BB&T has all requisite corporate power and authority to enter into, adopt and perform all of its obligations under this Reorganization Agreement, the Plan of Merger and the BB&T Option Agreement. The execution, adoption and delivery of this Reorganization Agreement, the Plan of Merger and the BB&T Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of BB&T, except that the affirmative vote of the holders of all outstanding shares of BB&T Common Stock entitled to vote thereon is required to adopt the Plan of Merger, unless two-thirds of the entire board of directors of BB&T recommends to the shareholders of BB&T a vote in favor of the Merger, in which case the affirmative vote of the holders of a majority of all outstanding shares of BB&T Common Stock entitled to vote thereon is required to adopt the Plan of Merger, pursuant to the North Carolina Business Corporation Act, as amended, and BB&T's Articles of Incorporation and Bylaws.

      (b) This Reorganization Agreement, the BB&T Option Agreement and the Plan of Merger constitute legal, valid and binding obligations of BB&T enforceable against it in accordance with their respective terms, subject as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

      (c) Neither the execution, adoption and delivery of this Reorganization Agreement, the Plan of Merger or the BB&T Option Agreement, nor consummation of the transactions contemplated hereby or thereby, nor compliance by BB&T with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of BB&T or any BB&T Subsidiary, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of BB&T or any BB&T Subsidiary pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) subject to the receipt of all required regulatory approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to BB&T or any BB&T Subsidiary.

      (d) Except for consents and approvals of or filings with the Federal Reserve Board, the FDIC, the Commission and the State Boards and any appropriate state securities authorities, no consents or approvals of or filings or registrations with any public body or authority are necessary, and no consents or filings or registrations with any public body or authority are necessary and no consents or approval of any third parties are necessary, in connection with the execution and delivery of this Agreement by BB&T or the consummation by BB&T of the transactions contemplated hereby or by the Plan of Merger.

3.6.  SEC DOCUMENTS; REGULATORY FILINGS

       BB&T has filed all SEC Documents required by the Securities Laws and such SEC Documents complied in all material respects with the Securities Laws. Each of BB&T, BB&T-NC and BB&T-SC has filed all reports required by statute or regulation to be filed with any federal or state bank or savings association or savings institution regulatory agency, and such reports were prepared in accordance with the applicable statutes, regulations and instructions in all material respects.

3.7.  FINANCIAL STATEMENTS; BOOKS ANDRECORDS; MINUTE BOOKS

       The BB&T Financial Statements fairly present the consolidated financial position of BB&T as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and cash flows of BB&T for the periods then ended in conformity with generally accepted accounting principles applicable to financial institutions applied on a consistent basis except as disclosed therein. The books and records of BB&T and each BB&T Subsidiary fairly reflect the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements. The minute books of BB&T and each BB&T Subsidiary contain accurate records of all corporate actions of their respective shareholders and Boards of Directors (including committees of their Boards of Directors).

3.8.  MATERIAL ADVERSE CHANGE

       BB&T has not, on a consolidated basis, suffered any material adverse change in its business, financial condition or results of operations since December 31, 1993.

3.9.  ABSENCE OF UNDISCLOSED LIABILITIES

       Neither BB&T nor any BB&T Subsidiary has any liability (contingent or otherwise) that is material to BB&T on a consolidated basis, or that, when combined with all similar liabilities, would be material to BB&T on a consolidated basis, except as disclosed in the BB&T Financial Statements and except for liabilities incurred in the ordinary course of business consistent with past practice since the date of the most recent BB&T Financial Statements.

3.10. PROPERTIES

       BB&T and the BB&T Subsidiaries have good title free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, reflected on the BB&T Financial Statements as of December 31, 1993 or acquired after such date, except (i) liens for current taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of business,
(iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) dispositions and encumbrances for adequate consideration in the ordinary course of business. Each BB&T Subsidiary as lessee has the right under valid and subsisting leases of properties used by it in the conduct of its respective business to occupy and use all such properties as presently occupied and used by it. Each of the real properties used by any BB&T Subsidiary has been maintained in all material respects in good condition and is suitable for its current use by it. Each of such properties conforms in all material respects to currently applicable ordinances, regulations and zoning requirements and, if required, is occupied pursuant to a certificate of occupancy authorizing its current use. Since December 31, 1993, none of such properties which are material to the operation of any BB&T Subsidiary has been damaged by fire, storm or other identifiable event or other act of God, except to the extent that any property owned or leased by any BB&T Subsidiary if so damaged is insured to the extent necessary to satisfactorily repair the damaged premises.

3.11. LOANS

      (a) Except as Previously Disclosed, to BB&T's best knowledge each loan reflected as an asset in the BB&T Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and
(iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. All loans and extensions of credit which are subject to Regulation O of the Federal Reserve Board which have been made by BB&T-NC and BB&T-SC comply therewith.

      (b) The classification on the books and records of BB&T and each BB&T Subsidiary that is a banking institution of loans and/or non-performing assets as nonaccrual, troubled debt restructuring, OREO or other similar classification, complies in all material respects with generally accepted accounting principles and applicable regulatory accounting policy.

3.12. ALLOWANCE FOR LOAN LOSSES

       The allowance for loan losses reflected on the BB&T Financial Statements as of December 31, 1993 and any BB&T Financial Statements, as of their respective dates, is adequate in all material respects under the requirements of generally accepted and regulatory accounting principles to provide for reasonably anticipated losses on outstanding loans.

3.13. TAX MATTERS

      (a) BB&T and each BB&T Subsidiary, and each of their respective predecessors, have timely filed federal income tax returns for each year through December 31, 1992 and have timely filed, or caused to be filed, all other federal and state tax returns (including, without limitation, estimated tax returns, withholding tax returns and FICA and FUTA returns) required to have been filed with respect to BB&T or such BB&T Subsidiary. BB&T has made available to SNC true and complete copies of its federal and state income tax returns for the past five years, and true and complete copies of all correspondence from governmental authorities, and responses of BB&T or any BB&T Subsidiary thereto, relating to such federal and state income tax returns or any other federal, state or other tax filings within the past five years. All taxes due in respect of the periods covered by such tax returns have been paid or adequate reserves have been established for the payment of such taxes and, as of the Closing Date, all taxes due in respect of any subsequent periods ending on or prior to the Closing Date will have been paid or adequate reserves will have been established for the payment thereof. No audit examination or deficiency or refund litigation with respect to such returns is pending. BB&T has been audited by the IRS through the tax year ended December 31, 1992. Neither BB&T nor any BB&T Subsidiary will have as of the Closing Date any material liability for any such taxes in excess of the amounts so paid or reserves or accruals so established.

      (b) All federal, state and local (and, if applicable, foreign) tax returns filed by BB&T and each BB&T Subsidiary are complete and accurate in all material respects. Neither BB&T nor any BB&T Subsidiary is delinquent in the payment of any tax, assessment or governmental charge, and, except as Previously Disclosed, none of them has requested any extension of time within which to file any tax returns in respect of any fiscal year or portion thereof which have not since been filed. No deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against BB&T or any BB&T Subsidiary which have not been settled and paid. There are currently no agreements in effect with respect to BB&T or any BB&T Subsidiary to extend the period of limitations for the assessment or collection of any tax.

      (c) BB&T and each BB&T Subsidiary have timely filed all material information returns required under Sections 6041-6050N of the Code and any comparable state laws, and have timely complied in all material respects with the requirements of
Section 3406 of the Code and the regulations thereunder and any comparable state and local laws and regulations. Neither BB&T nor any BB&T Subsidiary has made or entered into, or holds any asset subject to, a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder or a "safe harbor lease" subject to former Section 168(f)(8) of the Code and the regulations thereunder.

3.14. EMPLOYEE BENEFIT PLANS

      (a) BB&T has Previously Disclosed true and complete copies of all pension or profit-sharing plans, any deferred compensation, consulting, bonus or group insurance contract or any other incentive, stock option, welfare or employee benefit plan or agreement maintained for the benefit of any employees or former employees of BB&T, any BB&T Subsidiary or any BB&T ERISA Affiliate (collectively, the "BB&T Plans") together with (i) the most recent actuarial and financial reports, if any, prepared with respect to each such BB&T Plan, (ii) the most recent annual report, if any, filed with any government agency with respect to each such BB&T Plan, and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain to any BB&T Plan. Except as Previously Disclosed, no BB&T Plan provides health, medical, death or survivor benefits to any former employee or beneficiary thereof (other than coverage mandated by applicable law or death or retirement benefits under an employee pension benefit plan, as defined in Section 3(2) of ERISA).

      (b) No liability under Title IV of ERISA has been incurred by BB&T, any BB&T Subsidiary or any BB&T ERISA Affiliate since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to BB&T, any BB&T Subsidiary or any BB&T ERISA Affiliate of incurring a liability under such Title, other than liability for premiums due the PBGC, which payments have been or will be made when due.

      (c) None of the BB&T Plans is a "multiemployer plan," as such term is defined in Section 3(37) of ERISA.

      (d) A favorable determination letter has been issued by the Internal Revenue Service with respect to each BB&T Plan that is intended to be a qualified plan to the effect that such plan is qualified under Section 401 of the Code and tax exempt under
Section 501 of the Code and each such letter has been Previously Disclosed. No such letter has been revoked or threatened to be revoked and neither BB&T nor any BB&T Subsidiary knows of any ground on which such revocation may be based. Except as Previously Disclosed, neither BB&T nor any BB&T Subsidiary has a material liability under any BB&T Plan that is not reflected on the BB&T Financial Statements.

      (e) Each of the BB&T Plans has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code.

      (f) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA) has occurred with respect to any BB&T Plan (i) which would result in the imposition, directly or indirectly, of a material excise tax under Section 4975 of the Code or (ii) the correction of which would have a material adverse effect on the financial condition, results of operations or business of BB&T on a consolidated basis.

      (g) Each of the BB&T Plans that is intended to satisfy the requirements of Section 125 or Section 501(c)(9) of the Code satisfies such requirements.

      (h) With respect to each BB&T Plan that is subject to Title IV of ERISA, the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan, did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits and nothing has occurred since such most recent valuation date with respect to each such plan that adversely affects the funded status of such plan. No reportable event under Section 4043(b) of ERISA has occurred with respect to any BB&T Plan (other than a reportable event for which the requirement of notice to the PBGC has been waived by regulation).

      (i) There are no actions, suits or claims pending, or to the best knowledge of SNC, threatened or anticipated (other than routine claims for benefits) by, on behalf of or against any of the BB&T Plans or any trusts related thereto or against BB&T or any BB&T Subsidiary with respect to the BB&T Plans or any trusts related thereto.

      (j) Except as Previously Disclosed, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of BB&T or any BB&T Subsidiary to severance pay, employment compensation or any other payment, benefit or award or (ii) accelerate the time of payment or vesting, or increase the amount of any benefit, award or compensation due any such employee.

3.15. CERTAIN CONTRACTS

      (a) Except as Previously Disclosed, neither BB&T nor any BB&T Subsidiary is a party to, or is bound by, (i) any material agreement, arrangement or commitment whether or not made in the ordinary course of business, (ii) any agreement, indenture or other instrument relating to the borrowing of money by BB&T or any BB&T Subsidiary or the guarantee by BB&T or any BB&T Subsidiary of any such obligation, (iii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election, retention in office or severance of any present or former director or officer, (iv) any agreement to make loans or for the provision, purchase or sale of goods, services or property between BB&T or any BB&T Subsidiary and any director or officer of BB&T or any BB&T Subsidiary, or any member of the immediate family or affiliate of any of the foregoing, or (v) any agreement between BB&T or any BB&T Subsidiary and any 5% or more shareholder of BB&T, in each case other than transactions entered into in the ordinary course of the banking business of BB&T-NC or BB&T-SC consistent with past practice.

      (b) Neither BB&T nor any BB&T Subsidiary, nor to the knowledge of BB&T, the other party thereto, is in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, other than defaults of loan agreements by borrowers from BB&T-NC or BB&T-SC in the ordinary course of its banking business.

      (c) Since December 31, 1993, neither BB&T nor any BB&T Subsidiary has incurred or paid any obligation or liability that would be material to BB&T, except obligations incurred or paid in connection with transactions in the ordinary course of business of the BB&T Subsidiaries consistent with its past practice and except as Previously Disclosed. Except as Previously Disclosed, from December 31, 1993 to the date hereof, neither BB&T nor any BB&T Subsidiary has taken any action that, if taken after the date hereof, would breach any of the covenants contained in
Section 4.8(b) hereof.

3.16. OTHER REAL ESTATE OWNED

      (a) Except for liens, security interests, claims, charges, or such other encumbrances as have been appropriately reserved for in the BB&T Financial Statements or are not material, title to the OREO is good and marketable, and there are no adverse claims or encumbrances on the OREO.

      (b) All title, hazard and other insurance claims and mortgage guaranty claims with respect to the OREO have been timely filed and neither BB&T nor any BB&T Subsidiary has received any notice of denial of any such claim.

      (c) BB&T and each BB&T Subsidiary are in possession of all of the OREO or, if any of the OREO remains occupied by the mortgagor, eviction or summary proceedings have been commenced or rental arrangements providing for market rental rates have been agreed upon and BB&T and/or each BB&T Subsidiary are diligently pursuing such eviction or summary proceedings or such rental arrangements.

      (d) No legal proceeding or quasi-legal proceeding is pending or, to the knowledge of BB&T and each BB&T Subsidiary, threatened concerning any OREO or any servicing activity or omission to provide a servicing activity with respect to any of the OREO.

3.17. LEGAL PROCEEDINGS

       Except as Previously Disclosed, there are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the knowledge of BB&T, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against BB&T or any BB&T Subsidiary or against any asset, interest or right of BB&T or any BB&T Subsidiary that would, if determined adversely to BB&T or a BB&T Subsidiary, have a material adverse effect on BB&T. To the knowledge of BB&T, there are no actual or threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein, the Plan of Merger or the SNC Option Agreement or to impose upon SNC, BB&T or any of their respective subsidiaries any material cost or obligation in connection therewith. Except as Previously Disclosed there are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the knowledge of BB&T, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any present or former director or officer of BB&T that would be reasonably likely to give rise to a claim for indemnification by such present or former director or officer that would, if determined adversely to BB&T or a BB&T Subsidiary, have a material adverse effect on BB&T, and, to the knowledge of BB&T, there is no reasonable basis for any such action, suit or proceeding.

3.18. COMPLIANCE WITH LAWS

       Except as Previously Disclosed, BB&T and the BB&T Subsidiaries are in compliance in all material respects with all statutes and regulations applicable to the conduct of their business, and except as Previously Disclosed, neither BB&T nor any BB&T Subsidiary has received notification from any agency or department of federal, state or local government (i) asserting a material violation of any such statute or regulation, (ii) threatening to revoke any license, franchise, permit or government authorization or (iii) restricting or in any way limiting its operations. Except as Previously Disclosed, neither BB&T nor any BB&T Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment, and neither of them has received any communication requesting that they enter into any of the foregoing. Without limiting the generality of the foregoing, each of BB&T-NC and BB&T-SC has timely filed all currency transaction reports required to be filed and taken all other actions required under the Currency and Foreign Transactions Reporting Act, codified at 31 U.S.C. Section 5301 et seq., and its implementing regulations.

3.19. BROKERS AND FINDERS

       Neither BB&T nor any BB&T Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein, the Bank Merger Agreement or the Plan of Merger, except for Lehman Brothers and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch").

3.20. INSURANCE

       BB&T and each BB&T Subsidiary currently maintain insurance in amounts reasonably necessary for their operations and, to the best knowledge of BB&T, similar in scope and coverage to that maintained by other entities similarly situated. Neither BB&T nor any BB&T Subsidiary has received any notice of a premium increase or cancellation with respect to any of its insurance policies or bonds, and within the last three years, neither BB&T nor any BB&T Subsidiary has been refused any insurance coverage sought or applied for, and BB&T has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability in coverage that have not resulted from any extraordinary loss experience of BB&T or any BB&T Subsidiary.

3.21. REPURCHASE AGREEMENTS

       With respect to all agreements pursuant to which BB&T or any BB&T Subsidiary has purchased securities subject to an agreement to resell, if any, BB&T or such BB&T Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

3.22. DEPOSIT INSURANCE

       The deposits of BB&T-NC and BB&T-SC are insured by the FDIC in accordance with the FDIA, and BB&T-NC and BB&T-SC have paid all assessments and filed all reports required by the FDIA.


3.23. ADMINISTRATION OF TRUST ACCOUNTS

       BB&T-NC and BB&T-SC have properly administered, in all respects material and which could reasonably be expected to be material to the business, operations or financial condition of BB&T, BB&T-NC and BB&T-SC, taken as a whole, all accounts for which they act as fiduciaries, including but not limited to accounts for which they serve as trustees, agents, custodians, personal representatives, guardians, conservators or investment advisors, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither BB&T, BB&T-NC or BB&T-SC, nor any director, officer or employee of BB&T, BB&T-NC or BB&T-SC has committed any breach of trust with respect to any such fiduciary account which is material to or could reasonably be expected to be material to the business, operations or financial condition of BB&T, BB&T-NC and BB&T-SC, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account in all material respects.

3.24. ENVIRONMENTAL MATTERS

      (a) Except as Previously Disclosed, to the best of BB&T's knowledge, neither BB&T nor any BB&T Subsidiary owns or leases any properties affected by toxic waste, radon gas or other hazardous conditions or constructed in part with the use of asbestos. Each of BB&T and the BB&T Subsidiaries is in substantial compliance with all Environmental Laws applicable to real or personal properties in which it has a direct fee ownership or, with respect to a direct interest as lessee, applicable to the leasehold premises or, to the best knowledge of BB&T and the BB&T Subsidiaries, the premises on which the leasehold is situated. Neither BB&T nor any BB&T Subsidiary has received any Communication alleging that BB&T or such BB&T Subsidiary is not in such compliance and, to the best knowledge of BB&T and the BB&T Subsidiaries, there are no present circumstances (including Environmental Laws that have been adopted but are not yet effective) that would prevent or interfere with the continuation of such compliance.

      (b) (i) There are no legal, administrative, arbitral or other proceedings, or Environmental Claims or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition, on BB&T and the BB&T Subsidiaries of any liability arising under any Environmental Laws pending or, to the best knowledge of BB&T and the BB&T Subsidiaries, threatened against (A) BB&T or any BB&T Subsidiary, (B) any person or entity whose liability for any Environmental Claim BB&T or any BB&T Subsidiary has or may have retained or assumed either contractually or by operation of law, or (C) any real or personal property which BB&T or any BB&T Subsidiary owns or leases, or has been or is judged to have managed or to have supervised or participated in the management of, which liability might have a material adverse effect on the business, financial condition or results of operations of BB&T. BB&T and the BB&T Subsidiaries are not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

       (ii) To the best knowledge of BB&T and the BB&T Subsidiaries, there are no legal, administrative, arbitral or other proceedings, or Environmental Claims or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition, on BB&T or any BB&T Subsidiary of any liability arising under any Environmental Laws pending or threatened against any real or personal property in which BB&T or any BB&T Subsidiary holds a security interest in connection with a loan or a loan participation which liability might have a material adverse effect on the business, financial condition or results of operations of BB&T. BB&T and the BB&T Subsidiaries are not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

      (c) With respect to all real and personal property owned or leased by BB&T or any BB&T Subsidiary, other than OREO, BB&T will have made available to SNC before or by September 1, 1994 copies of any environmental audits, analyses and surveys that have been prepared relating to such properties. With respect to all OREO held by BB&T or any BB&T Subsidiary and all real or personal property which BB&T or any BB&T Subsidiary has been or is judged to have managed or to have supervised or participated in the management of, BB&T has made available to SNC the information relating to such OREO available to BB&T. BB&T and the BB&T Subsidiaries are in compliance in all material respects with all recommendations contained in any environmental audits, analyses and surveys relating to any of the properties, real or personal, described in this subsection (c).

      (d) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Materials of Environmental Concern, that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws currently in effect or adopted but not yet effective against BB&T or any BB&T Subsidiary or against any person or entity whose liability for any Environmental Claim BB&T or any BB&T Subsidiary has or may have retained or assumed either contractually or by operation of law.

3.25. CERTAIN INFORMATION

       When the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness up to and including the time of the later of the SNC and BB&T shareholders' meetings to vote upon the Merger, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished by BB&T relating to BB&T and the BB&T Subsidiaries, (i) shall comply in all material respects with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

3.26. INFORMATION IN APPLICATIONS

       All information concerning BB&T and the BB&T Subsidiaries, and their respective officers, directors and shareholders, included (or submitted for inclusion) in the applications described in Section 4.3 hereof shall be true, correct and complete in all material respects.


                      ARTICLE 4.
                      COVENANTS

4.1. SHAREHOLDERS' MEETINGS

       BB&T and SNC shall submit this Reorganization Agreement and the Plan of Merger to their respective shareholders for approval at an annual or a special meeting to be held as soon as practicable. Except to the extent legally required for the discharge by the boards of directors of their fiduciary duties as determined by such boards of directors after consultation with such board's counsel, the boards of directors of SNC and BB&T shall recommend at the respective shareholders' meetings that the shareholders vote in favor of and approve the Merger and adopt the Plan of Merger.

4.2. PROXY STATEMENT; REGISTRATION STATEMENT

       As promptly as practicable after the date hereof, BB&T and SNC shall cooperate in the preparation of the Proxy Statement to be mailed to the shareholders of BB&T and SNC in connection with the Merger and to be filed by BB&T as part of the Registration Statement. BB&T will advise SNC, promptly after it receives notice thereof, of the time when the Registration Statement or any post-effective amendment thereto has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of qualification of the Continuing Corporation Common Stock and Preferred Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. The Continuing Corporation after the Effective Date shall file a post-effective amendment to the Registration Statement either with respect to the sale of the shares of Continuing Corporation Common Stock provided for in the Plan of Merger to the holders of stock options issued by SNC or for the resale of such shares by such optionees, as the Continuing Corporation and such optionees may agree. BB&T shall take all actions necessary to register or qualify the shares of Continuing Corporation Common Stock and Preferred Stock to be issued in the Merger and pursuant to such options pursuant to all applicable state "blue sky" or securities laws and shall maintain such registrations or qualifications in effect for all purposes hereof.

4.3. APPLICATIONS

       As promptly as practicable after the date hereof, (i) BB&T shall submit any requisite applications for prior approval of the transactions contemplated herein and in the Plan of Merger to the Federal Reserve Board pursuant to Section 3 of the Bank Holding Company Act, (ii) each of the parties shall submit any requisite applications for prior approval of the transactions contemplated herein and the Plan of Merger to the FDIC and the State Boards, and (iii) each of the parties hereto shall, and they shall cause their respective subsidiaries to, submit any applications, notices or other filings to any other state or federal government agency, department or body the approval of which is required for consummation of the Merger and the Bank Mergers. Prior to the making of any such filings with any regulatory authority or any third persons, BB&T and SNC shall submit to each other the materials to be filed, mailed or released. Any such materials must be acceptable to both BB&T and SNC prior to the filings with any regulatory authorities or any third persons, except to the extent that BB&T or SNC is legally required to proceed prior to obtaining the acceptance of the other.

4.4. BEST EFFORTS

       BB&T, BB&T-NC, BB&T-SC, SNC, SNBNC and SNBSC each shall use its best efforts in good faith to (i) furnish such information as may be necessary or desirable in connection with the preparation of the documents referred to in Sections 4.2 and
4.3 above, and (ii)   take or cause to be taken all action
necessary or desirable on its part so as to permit consummation of the Merger and the Bank Mergers at the earliest possible date, including, without limitation, (1) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is necessary or desirable for consummation of the transactions contemplated hereby, and (2) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. No party hereto shall take, or cause or to the best of its ability permit to be taken, any action that would adversely affect the qualification of the Merger for pooling of interests accounting treatment; provided that nothing herein contained shall preclude BB&T from exercising its rights under the SNC Option Agreement or SNC from exercising its rights under the BB&T Option Agreement.

4.5. INVESTIGATION AND CONFIDENTIALITY

      (a) BB&T and SNC each will keep the other advised of all material developments relevant to its business and to consummation of the transactions contemplated herein. BB&T and SNC each may make or cause to be made such investigation of the financial and legal condition of the other as such party reasonably deems necessary or advisable in connection with the transactions contemplated herein and in the Plan of Merger, provided, however, that such investigation shall be reasonably related to such transactions and shall not interfere unnecessarily with normal operations. BB&T and SNC agree to furnish the other and the other's advisors with such financial data and other information with respect to its business and properties as such other party shall from time to time reasonably request. No investigation pursuant to this Section 4.5 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate the Merger and the Bank Mergers of, any party hereto.

      (b) Each party hereto shall, and shall cause its directors, officers, attorneys and advisors to, maintain the confidentiality of all information obtained in such investigation which is not otherwise publicly disclosed by the other parties, said undertaking with respect to confidentiality to survive any termination of this Agreement pursuant to Section 6.1 hereof. In the event of termination of this Agreement each party shall return to the furnishing party or destroy and certify the destruction of all information previously furnished by the other party in connection with the transactions contemplated by this Agreement.

      (c) SNC shall give prompt notice to BB&T, and BB&T shall give prompt notice to SNC, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date and (ii) any material failure of SNC or BB&T, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and each party shall use all reasonable efforts to remedy such failure.

4.6. PRESS RELEASES

       The parties hereto shall agree with each other as to the form and substance of any press release related to this Reorganization Agreement, the Plan of Merger and the agreements which shall be acceptable in form to BB&T and SNC to effect the North Carolina Bank Merger and the South Carolina Bank Merger (collectively, the "Bank Merger Agreements") or the transactions contemplated hereby or thereby, and shall consult each other as to the form and substance of other public disclosures related thereto, provided, however, that nothing contained herein shall prohibit any party, following notification to the other parties, from making any disclosure which its counsel deems necessary.

4.7.  COVENANTS OF SNC

      (a) Prior to the Closing Date, and except as otherwise provided for by this Reorganization Agreement or consented to or approved by BB&T, SNC shall use its best efforts to preserve the properties, business and relationships of SNC and the SNC
Subsidiaries with customers, employees and other persons.

      (b) Except with the prior written consent of BB&T, between the date hereof and the Effective Date, SNC and each SNC
Subsidiary that is a banking institution shall not:

           (1) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

           (2) in the case of SNC only (a) declare, set aside, make or pay any dividend or other distribution in respect of SNC Common Stock other than quarterly cash dividends in an amount per share in excess of $0.20, in a manner consistent with past practice and in accordance with applicable law, regulation and contractual and regulatory commitments and in respect of SNC Series A Preferred Stock as required by SNC's Articles of Incorporation or (b) make any changes in its dividend record or dividend payment dates; provided, however, that if the Closing Date shall not have occurred prior to July 31, 1995, SNC may increase its regular quarterly cash dividends in a manner and amount consistent with past increases in such dividends;

           (3) except as Previously Disclosed, issue any shares of its capital stock or permit any treasury shares to become outstanding other than pursuant to the SNC Option Agreement, the SNC DRP or Rights outstanding at the date hereof, or incur any additional debt obligation or other obligation for borrowed money in amounts materially in excess of amounts previously borrowed in the ordinary course of business of SNC and SNC Subsidiaries consistent with past practice;

           (4) issue, grant or authorize any Rights other than pursuant to the SNC Option Agreement or grants of stock options to its employees in the ordinary course of business or effect any recapitalization, reclassification, stock dividend (other than pursuant to the SNC DRP), stock split or like change in capitalization or redeem, repurchase or otherwise acquire any shares of its capital stock;

           (5) except as Previously Disclosed, amend its Articles of Incorporation, Articles of Association or Bylaws except as contemplated herein; impose, or suffer the imposition, on any share of stock held by SNC in any SNC Subsidiary of any lien, charge or encumbrance, or permit any such lien, charge or encumbrance to exist, except as existing on the date hereof;

           (6) except as Previously Disclosed, merge or consolidate with any other entity; sell or lease all or any material portion of its assets or business; except as Previously Disclosed, make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with the collection of any loan or credit arrangement between it and any other person; enter into or consummate a purchase and assumption transaction with respect to deposits and liabilities; revoke or surrender its certificate of authority to maintain, or apply for the relocation of, any existing branch office or apply for a certificate of authority to establish a new branch office other than in the ordinary course of business;

           (7) fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and material to the conduct of its business except where it is in good faith contesting the validity of any of the foregoing;


           (8) liquidate or sell or dispose of any material assets or acquire any material assets; make any capital expenditures outside the ordinary course of business; or, except as Previously Disclosed, establish new branches or other similar facilities or modify any leases or other contracts relating thereto outside the ordinary course of business;

           (9) except as Previously Disclosed or as contemplated by this Agreement, increase the rate of compensation of, pay or agree to pay any bonus to, or provide any other employee benefit or incentive to, any of its directors, officers or employees except in a manner consistent with past practice, provided, however, that such payments may not increase severance amounts payable under employment or severance agreements; provided, however, all amounts covered under SNC's Long-Term and Short-Term Incentive Plans as of the end of the month prior to the month in which the Closing Date occurs shall vest and be paid out immediately; except as Previously Disclosed or as contemplated by this Agreement, enter into, modify or extend or permit to be renewed any employment or severance contracts with any of its present or former directors, officers or employees; or enter into or modify (except as may be required by applicable law, for any modification that is not material or to effect normal, corrective or previously contemplated actions with respect to such plans) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees;

           (10) change its lending, investment, asset/liability management or other material banking policies in any material respect except as may be required by applicable law;

           (11) change its methods of accounting in effect at December 31, 1993, in any material respect except as required by changes in generally accepted accounting principles concurred in by its independent certified public accountants, or change any of its methods of reporting income and deductions for federal income tax purposes in any material respect from those employed in the preparation of its federal income tax returns for the year ended December 31, 1993, except as required by law;

           (12) solicit or encourage inquiries or proposals with respect to any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, SNC, SNBNC or SNBSC or any business combination with SNC, SNBNC or SNBSC other than as contemplated by this Reorganization Agreement; or authorize or permit any officer, director, agent or affiliate of it to do any of the above; or fail to notify BB&T immediately if any such inquiries or proposals are received by SNC, SNBNC or SNBSC; or

           (13) agree to do any of the foregoing.

4.8.  COVENANTS OF BB&T

      (a) Prior to the Closing Date, and except as otherwise provided for by this Reorganization Agreement or consented to or approved by SNC, BB&T shall use its best efforts to preserve the properties, business and relationships of BB&T and the BB&T Subsidiaries with customers, employees and other persons.

      (b) Except with the prior written consent of SNC, between the date hereof and the Effective Date, BB&T and each BB&T
Subsidiary that is a banking institution shall not:

           (1) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

           (2) in the case of BB&T only (a) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock other than its regular quarterly cash dividends in an amount per share in excess of $0.29, in a manner consistent with past practice and in accordance with applicable law, regulation and contractual and regulatory commitments or (b) make any changes in its dividend record or dividend payment dates; provided, however, that if the Closing Date shall not have occurred prior to July 31, 1995, BB&T may increase its regular quarterly cash dividends in a manner and amount consistent with past increases in such dividends, except that, if SNC increases its dividend after July 31, 1995, BB&T may increase its dividend(s) by an amount equal to the increase in the SNC dividend multiplied by 1.45;

           (3) except as Previously Disclosed, issue any shares of its capital stock or permit any treasury shares to become outstanding other than pursuant to the BB&T Option Agreement, the BB&T DRP or Rights outstanding at the date hereof, or incur any additional debt obligation or other obligation for borrowed money in amounts materially in excess of amounts previously borrowed in the ordinary course of business of BB&T and the BB&T Subsidiaries consistent with past practice;

           (4) issue, grant or authorize any Rights other than pursuant to the BB&T Option Agreement, the BB&T DRP or grants of stock options to its employees in the ordinary course of business or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization, or redeem, repurchase or otherwise acquire any shares of its capital stock;

           (5) amend its Articles of Incorporation or Bylaws except as contemplated herein; impose, or suffer the imposition, on any share of stock held by BB&T in any BB&T Subsidiary of any lien, charge or encumbrance, or permit any such lien, charge or encumbrance to exist, except as existing on the date hereof;

           (6) except as Previously Disclosed, merge or consolidate with any other entity; sell or lease all or any material portion of its assets or business; except as Previously Disclosed, make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with the collection of any loan or credit arrangement between it and any other person; enter into or consummate a purchase and assumption transaction with respect to deposits and liabilities; revoke or surrender its certificate of authority to maintain, or apply for the relocation of, any existing branch office or apply for a certificate of authority to establish a new branch office other than in the ordinary course of business;

           (7) except as Previously Disclosed, fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and material to the conduct of its business except where it is in good faith contesting the validity of any of the foregoing;

           (8) liquidate or sell or dispose of any material assets or, except as Previously Disclosed, acquire any material assets; make any capital expenditures outside the ordinary course of business; or establish new branches or other similar facilities or modify any leases or other contracts relating thereto outside the ordinary course of business;

           (9) except as contemplated by this Agreement, increase the rate of compensation of, pay or agree to pay any bonus to, or provide any other employee benefit or incentive to, any of its directors, officers or employees except in a manner consistent with past practice, provided, however, that such payments may not increase severance amounts payable under employment or severance agreements; except as Previously Disclosed or as contemplated by this Agreement, enter into, modify or extend, or permit to be renewed, any employment or severance contracts with any of its present or former directors, officers or employees; or, enter into or modify (except as may be required by applicable law, for any modification that is not material or to effect normal, corrective or previously contemplated actions with respect to such plans) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees;

           (10) change its lending, investment, asset/liability management or other material banking policies in any material respect except as may be required by applicable law;

           (11) change its methods of accounting in effect at December 31, 1993, in any material respect except as required by changes in generally accepted accounting principles concurred in by its independent certified public accountants, or change any of its methods of reporting income and deductions for federal income tax purposes in any material respect from those employed in the preparation of its federal income tax returns for the year ended December 31, 1993, except as required by law;

           (12) solicit or encourage inquiries or proposals with respect to any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, BB&T, BB&T-NC or BB&T-SC or any business combination with BB&T, BB&T-NC or BB&T-SC other than as contemplated by this Reorganization Agreement; or authorize or permit any officer, director, agent or affiliate of it to do any of the above; or fail to notify SNC immediately if any such inquiries or proposals are received by BB&T, BB&T-NC or BB&T-SC; or

           (13) agree to do any of the foregoing.

4.9.  HEADQUARTERS

       At the Effective Date, the headquarters of the Continuing
Corporation and of the NC Continuing Bank shall be located at 200
West Street, Winston-Salem, North Carolina.

4.10. DIVIDENDS PRIOR TO THE EFFECTIVE DATE

       BB&T and SNC shall coordinate with one another as to the declaration and payment of cash dividends on the shares of BB&T Common Stock and SNC Common Stock to be declared prior to the Effective Date to ensure that an equivalent number of such dividends are declared by BB&T and SNC prior to the Effective Date.

4.11. CLOSING; CERTIFICATE OF MERGER

       The transactions contemplated by this Reorganization Agreement and the Plan of Merger shall be consummated simultaneously at a closing to be held at such location as the parties shall agree on the first business day following satisfaction of the conditions to consummation of the Merger set forth in Article 5 hereof or such later date within 45 days thereafter as may be agreed upon by the parties hereto ("Closing Date"). In connection with such Closing, BB&T and SNC shall execute a certificate of merger and shall cause such certificate to be delivered to the Secretary of State of the State of North Carolina. The Merger shall be effective at the time and on the date ("Effective Date") specified in such certificate of merger. The North Carolina Bank Merger and the South Carolina Bank Merger are intended to be accomplished as soon as practicable after the Merger. After the North Carolina Bank Merger, the NC Continuing Bank shall operate under the name of "Branch Banking and Trust Company" and after the South Carolina Bank Merger the SC Continuing Bank shall operate under the name of "Branch Banking and Trust Company of South Carolina" and utilize all trademarks, service marks and other registered and non-registered rights, words, symbols and devices related to such names.

4.12. AFFILIATES

       BB&T and SNC shall cooperate and use their best efforts to identify those persons who may be deemed to be "affiliates" of BB&T or SNC within the meaning of Rule 144 or 145 promulgated by the Commission under the Securities Act, as appropriate, or by whom the transfer of Continuing Corporation Common Stock following consummation of the Merger may adversely affect the accounting for the Merger as a pooling of interests. SNC and BB&T shall use their best efforts to cause each person so identified to deliver to BB&T or SNC, no later than 30 days prior to the Effective Date, a written agreement providing that such person will not dispose of any SNC Common Stock, BB&T Common Stock or Continuing Corporation Common Stock except in compliance with the Securities Act, the rules and regulations promulgated thereunder and the Commission's rules relating to pooling of interests accounting treatment. Shares of Continuing Corporation Common Stock issued to such affiliates in exchange for SNC Common Stock shall not be transferable until such time as financial results covering at least 30 days of combined operations of SNC and BB&T have been published within the meaning of Section 201.01 of the Commission's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this section.

4.13. BOARD OF DIRECTORS

       (a) From and after the Effective Date, the Board of Directors of the Continuing Corporation shall consist of 22 persons, of which 11 shall be persons named by the Board of Directors of BB&T and 11 shall be persons named by the Board of Directors of SNC. John A. Allison IV shall be elected Chairman of the Board of the Continuing Corporation. If for any reason John A. Allison IV is unavailable to serve in that capacity at the Effective Date, the Chairman of the Board of the Continuing Corporation shall be selected by mutual agreement of the Boards of Directors of BB&T and SNC. If the Boards of Directors of BB&T and SNC are unable to agree upon a Chairman of the Board after reasonable effort to do so, then either party may upon written notice to the other terminate this Agreement. The terms of the directors of the Continuing Corporation after the Effective Date shall be allocated, prior to the mailing of the Proxy Statement, so that, as nearly as practicable, the terms of the same number of persons designated as directors by BB&T and by SNC, respectively, will expire in each applicable year. If prior to the Effective Date (i) any of the individuals named by either BB&T or SNC to serve on the Board of Directors of the Continuing Corporation following the Effective Date becomes unable or unwilling to serve as a director of the Continuing Corporation, or (ii) either BB&T or SNC determines to replace an individual named by such party to serve on the Board of Directors of the Continuing Corporation, the party that designated such individual may name a replacement to become a director of the Continuing Corporation after the Effective Date. The Board of Directors of the NC Continuing Bank following the North Carolina Bank Merger shall be comprised of current BB&T and SNC Directors who do not serve as directors of the Continuing Corporation and such other persons as may be determined at the time the North Carolina Bank Merger is effected.

       (b)  Subject to the fiduciary duties of the Continuing
Corporation directors, L. Glenn Orr, Jr. and John A. Allison will be elected as members of the Executive Committee of the Continuing Corporation's Board of Directors for as long as they are directors of the Continuing Corporation.

       (c)  At the Effective Date each Committee of the Board of
Directors of Continuing Corporation shall consist of an equal number of Directors who were BB&T Directors prior to the Merger and Directors who were SNC Directors prior to the Merger.

       (d) At the Effective Date and until consummation of the North Carolina Bank Merger, John A. Allison IV and L. Glenn Orr, Jr. shall each serve on the Boards of Directors of BB&T-NC and SNBNC and, after the consummation of the North Carolina Bank Merger, on the Board of Directors of NC Continuing Bank. At the Effective Date and until consummation of the South Carolina Bank Merger, John A. Allison IV and L. Glenn Orr, Jr. shall each serve on the Boards of Directors of BB&T-SC and SNBSC and, after the consummation of the South Carolina Bank Merger, on the Board of Directors of SC Continuing Bank.

       (e) The persons to be named by BB&T and SNC as members of the Board of Directors of the Continuing Corporation after the Effective Date shall be so named prior to the first filing of a regulatory application contemplated by Section 4.3 or the Registration Statement, subject to receipt of the consent of such individuals to be so named.

4.14. MANAGEMENT; EMPLOYEES; EMPLOYEE BENEFITS

       (a) From and after the Effective Date, the Chief Executive Officer of the Continuing Corporation shall be John A. Allison IV. If for any reason John A. Allison IV is unavailable to serve in that capacity at the Effective Date, the Chief Executive Officer of the Continuing Corporation shall be selected by mutual agreement of the Boards of Directors of BB&T and SNC. If the Boards of Directors of BB&T and SNC are unable to agree upon a Chairman of the Board after reasonable efforts to do so, then either party may terminate this Agreement. From and after the Effective Date, Henry G. Williamson, Jr. shall be the Chief Administrative Officer, John R. Spruill shall be the Chief Financial Officer, and each of W. Kendall Chalk, Robert E. Greene, Morris D. Marley, Scott E. Reed and Michael W. Sperry shall be Executive Vice Presidents of the Continuing Corporation.

The principal officers of the NC Continuing Bank and the SC
Continuing Bank from and after the consummation of the North
Carolina Bank Merger and the South Carolina Bank Merger, respectively, shall be as provided in the Bank Merger Agreements.

No officer of BB&T-NC, SNBNC, BB&T-SC or SNBSC shall have his or her title or position altered automatically as a result of the Bank Mergers; provided, however, that nothing in this Section 4.14(a) shall affect the rights of the NC Continuing Bank and the SC Continuing Bank to alter such titles and positions of such officers following the Bank Mergers.

       (b) It is the intention of the parties hereto that after the Effective Date, all directors, officers and employees of the Continuing Corporation and its subsidiaries will be entitled to participate in compensation, benefit, welfare and related plans, programs or arrangements made available to similarly situated directors, officers and employees under the same terms and conditions, notwithstanding such individuals' prior affiliation
with BB&T or SNC.   The parties agree to work together prior to
the Effective Date to develop and design such plans, programs and arrangements, and to prepare for the implementation of such plans, programs and arrangements following the Effective Date.
It is also anticipated that any such plans, programs or arrangements to be effective after the Effective Date shall provide that, for purposes of determining eligibility for and vesting of such employee benefits only (and not for pension benefit or other accrual purposes), service with SNC or an SNC Subsidiary, on the one hand, or BB&T or a BB&T Subsidiary, on the other hand, to the Effective Date shall be treated as service with an "employer" to the same extent as if such persons had been employees of BB&T or a BB&T Subsidiary or of SNC or an SNC Subsidiary, as appropriate.

       (c) After the Effective Date, as provided in the Plan of Merger, the obligations under any stock option plans of SNC shall be assumed by BB&T, and no further options shall be granted under such plan, and all officers and employees of the Continuing Corporation shall be eligible to participate in BB&T's stock option plans notwithstanding such individuals' prior affiliation with BB&T or SNC.

4.15. INDEMNIFICATION

       Except as may be limited by applicable law, from and after the Effective Date, the Continuing Corporation and the NC Continuing Bank and the SC Continuing Bank shall maintain all rights of indemnification existing in favor of the former employees, agents, officers and directors of SNC, SNBNC and SNBSC, respectively, on terms no less favorable than those provided in the Articles of Incorporation and Bylaws of SNC or in the Articles of Association and Bylaws of SNBNC or SNBSC, or otherwise in effect on the date of this Agreement for a period of not less than six years from the Effective Date with respect to matters occurring prior to the Effective Date.

4.16. CHARTER AND BYLAWS OF CONTINUING CORPORATION

       Prior to the Closing, the parties may agree on revisions to the Articles of Incorporation and Bylaws of the Continuing Corporation, which would include an amendment to provide for a classified Board of Directors and related provisions. The parties may also consider and propose arrangements regarding change in control provisions and such additional provisions and arrangements as may be mutually agreeable.

4.17. NYSE LISTING

       BB&T and SNC shall use their best efforts to obtain the approval of the NYSE to the listing on the NYSE of the Continuing
Corporation Common Stock and the Continuing Corporation Preferred
Stock.


                      ARTICLE 5.
                 CONDITIONS PRECEDENT

5.1.  CONDITIONS PRECEDENT - MUTUAL

       The respective obligations of BB&T and SNC to effect the Merger shall be subject to satisfaction or waiver of the following conditions at or prior to the Closing Date:

      (a) All corporate action necessary to authorize the execution, delivery and performance of this Reorganization Agreement, the Plan of Merger, the Bank Merger Agreements and consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken, and all required shareholder approvals shall have been duly received;

      (b) The parties hereto shall have received all regulatory approvals required or mutually deemed necessary in connection with the transactions contemplated by this Reorganization Agreement, the Plan of Merger, and the Bank Merger Agreements, and all notice periods and waiting periods required after the granting of any such approvals shall have passed and all conditions contained in any such approval required to have been satisfied prior to consummation of such transactions shall have been satisfied, provided, however, that no such approval shall have imposed any condition or requirement which, in the reasonable opinion of the Board of Directors of either BB&T or SNC so materially and adversely affects the anticipated economic and business benefits to such party of the transactions contemplated by this Agreement as to render consummation of such transactions inadvisable;

      (c) The parties hereto shall have received from counsel or a tax advisor, which counsel or tax advisor shall be satisfactory to each of SNC and BB&T (and SNC and BB&T each may elect to use separate counsel or tax advisor(s)), an opinion satisfactory in form and substance to BB&T and SNC, to the effect that the Merger when consummated in accordance with the terms hereof and the Plan of Merger, and the Bank Mergers when consummated in accordance with the terms of the Bank Merger Agreements will constitute reorganizations within the meaning of Section 368(a) of the Code, that no gain or loss will be recognized by BB&T or SNC on consummation of the Merger, that no gain or loss will be recognized by BB&T-NC, BB&T-SC, SNBNC and SNBSC on consummation of the Bank Mergers, and that the exchange of SNC Common Stock for BB&T Common Stock, and SNC Series A Preferred Stock for Continuing Corporation Preferred Stock, will not give rise to recognition of gain or loss for federal income tax purposes to the shareholders of SNC and the Bank Mergers will not give rise to recognition of gain or loss for federal income tax purposes to BB&T;

      (d) The parties hereto shall have received an opinion from a public accounting firm mutually agreed upon by the parties that the Merger shall qualify for the pooling-of-interests method of accounting;

      (e) The Registration Statement (including any post-effective amendment thereto) shall be effective under the Securities Act, and no proceeding shall be pending or to the knowledge of BB&T threatened by the Commission to suspend the effectiveness of such Registration Statement, and BB&T shall have received all state securities or "Blue Sky" permits or other authorizations, or confirmations as to the availability of an exemption from registration requirements as may be necessary, and no proceedings shall be pending or to the knowledge of BB&T threatened by any state "Blue Sky" securities administrator to suspend the effectiveness of such Registration Statement;

      (f) Except as Previously Disclosed, to the extent that any lease, license, loan, financing agreement or other contract or agreement to which any party hereto of any of its subsidiaries, as the case may be, is a party requires the consent of or waiver from the other party thereto as a result of the transactions contemplated by this Agreement, such consent or waiver shall have been obtained, unless the failure to obtain such consent or waiver would not have a material adverse effect on the consolidated financial condition of such party from that reflected in the December 31, 1993 financial statements included in the SNC Financial Statements as to SNC and the SNC Subsidiaries and the BB&T Financial Statements as to BB&T and the BB&T Subsidiaries, following consummation of the Merger and the Bank Mergers;

      (g) None of the parties hereto or to the Bank Merger Agreements shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, which enjoins or prohibits the consummation of the transactions contemplated by this Reorganization Agreement, the Plan of Merger and the Bank Merger Agreements and there shall be no action or proceeding by or before any such court or agency that, in the judgment of SNC or BB&T, with the advice of its respective counsel, shall present a bona fide claim to restrain, prohibit or invalidate the transactions contemplated hereby; and

      (h)  The Continuing Corporation Common Stock and the
Continuing Corporation Preferred Stock shall have been approved for listing on the NYSE.

5.2.  CONDITIONS PRECEDENT - BB&T

       The obligations of BB&T to effect the Merger and of BB&T-NC and BB&T-SC to effect the Bank Mergers shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by BB&T pursuant to
Section 6.4 hereof:

      (a)  The representations and warranties of SNC set forth in
Article 2 hereof shall be true and correct in all material respects as of the date of this Reorganization Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Reorganization Agreement or consented to in writing by BB&T;

      (b) SNC, SNBNC and SNBSC shall have in all material respects performed all obligations and complied with all covenants required by this Reorganization Agreement, the Plan of Merger and the Bank Merger Agreements;

      (c) BB&T shall have received from Arthur Andersen & Co. a letter dated not more than five days prior to (i) the effective date of the Registration Statement and (ii) the Closing Date, with respect to certain financial information regarding SNC, each in form and substance which is customary in transactions of the nature contemplated by this Agreement;

      (d) SNC shall have delivered to BB&T a certificate, dated the Closing Date and signed by its President and Chief Executive
Officer and by its Chief Financial Officer to the effect that the conditions set forth in this section have been satisfied;

      (e) BB&T shall have received an opinion of counsel to SNC, which counsel shall be reasonably satisfactory to BB&T, dated the Closing Date, as to such matters as BB&T may reasonably request with respect to the transactions contemplated hereby, by the Plan of Merger, the Bank Merger Agreements and the SNC Option Agreement;

      (f) Neither SNC, SNBNC nor SNBSC shall have experienced or suffered any material adverse change in its business, operations, assets or condition (financial or other) since the date hereof;

      (g)  BB&T shall have received the opinion of Lehman
Brothers and Merrill Lynch as of or immediately prior to the effective date of the Registration Statement, to the effect that the terms of the Merger are fair from a financial point of view to the BB&T shareholders;

      (h) Current BB&T officers as Previously Disclosed shall have executed employment agreements substantially in the form provided in Exhibit 5.2(h) to this Agreement; and

      (i) Dissenters' rights pursuant to Section 55-13-02 of the North Carolina Business Corporation Act with respect to the Merger shall not have been exercised by the holders of more than 10% in the aggregate of either the outstanding SNC Common Stock and SNC Series A Preferred Stock or the BB&T Common Stock.

5.3.  CONDITIONS PRECEDENT - SNC

       The obligations of SNC to effect the Merger and of SNBNC and of SNBSC to effect the Bank Mergers shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by SNC pursuant to Section 6.4 hereof:

       (a) The representations and warranties of BB&T set forth in Article 3 hereof shall be true and correct in all material respects as of the date of this Reorganization Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Reorganization Agreement or consented to in writing by SNC;

      (b) BB&T, BB&T-NC and BB&T-SC shall have in all material respects performed all obligations and complied with all covenants required by this Reorganization Agreement, the Plan of Merger and the Bank Merger Agreements;

      (c) SNC shall have received from KPMG Peat Marwick a letter dated not more than five days prior to (i) the effective date of the Registration Statement and (ii) the Closing Date, with respect to certain financial information regarding BB&T, each in form and substance which is customary in transactions of the nature contemplated by this Agreement;

      (d) BB&T shall have delivered to SNC a certificate, dated the Closing Date and signed by its President and Chief Executive
Officer and by its Chief Financial Officer to the effect that the conditions set forth in this section have been satisfied;

      (e) SNC shall have received an opinion of counsel to BB&T, which counsel shall be reasonably satisfactory to SNC, dated the Closing Date, as to such matters as SNC may reasonably request with respect to the transactions contemplated hereby and by the Plan of Merger, the Bank Merger Agreements and the BB&T Option Agreement;

      (f) Neither BB&T, BB&T-NC nor BB&T-SC shall have experienced or suffered any material adverse change in its business, operations, assets or condition (financial or other) since the date hereof;

      (g) SNC shall have received the opinion of Lehman Brothers and Wheat, First Securities, Inc. as of or immediately prior to the effective date of the Registration Statement, to the effect that the terms of the Merger are fair from a financial point of view to the SNC shareholders;

      (h) Current SNC officers as Previously Disclosed shall have terminated any and all employment, severance or similar agreements with SNC or any SNC Subsidiary and shall have executed employment agreements substantially in the form provided in
Exhibit 5.2(h) to this Agreement;

      (i) Dissenters' rights pursuant to Section 55-13-02 of the North Carolina Business Corporation Act with respect to the Merger shall not have been exercised by the holders of more than 10% in the aggregate of either the outstanding SNC Common Stock and SNC Series A Preferred Stock or the BB&T Common Stock; and

      (j) L. Glenn Orr, Jr. shall have entered into an agreement with the terms provided for in Exhibit 5.3(j) to this Agreement.

                      ARTICLE 6.
           TERMINATION, WAIVER AND AMENDMENT

6.1.  TERMINATION

       This Reorganization Agreement, the Plan of Merger and the
Bank Merger Agreements may be terminated, either before or after approval by the shareholders of BB&T or SNC:

      (a) At any time on or prior to the Effective Date, by the mutual consent in writing of the parties hereto;

      (b) At any time on or prior to the Closing Date, by BB&T in writing, if SNC has, or by SNC in writing, if BB&T has, in any material respect, breached (i) any covenant or agreement contained herein, in the Plan of Merger or in the Bank Merger Agreements or (ii) any representation or warranty contained herein, and in either case if such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Closing Date;

      (c) On the Closing Date, by any party hereto in writing, if any of the conditions precedent set forth in Article 5 hereof with respect to such party have not been satisfied or fulfilled;

      (d) At any time, by any party hereto in writing, if the applications for prior approval referred to in Section 4.3 hereof have been denied, and the time period for appeals and requests for reconsideration has run;

      (e) At any time, by any party hereto in writing, if the shareholders of SNC or BB&T do not approve the transactions contemplated herein at the special meeting duly called for that purpose;

      (f) By any party hereto in writing, if the Closing Date has not occurred by the close of business on July 31, 1995; provided, however, such date shall be extended until December 31, 1995, if the reason for failure of the Closing to have occurred by July 31, 1995 is that any regulatory approval contemplated by
Section 4.3 has not been received;

      (g) At any time prior to September 15, 1994 by BB&T in writing, if BB&T determines in its sole good faith judgment that the financial condition, business or prospects of SNC, SNBNC or SNBSC are materially adversely different from what was reasonably expected by BB&T after the performance of its due diligence prior to the execution of this Agreement; provided that BB&T shall inform SNC upon such termination as to the reasons for BB&T's determination; and, provided further, that this Section 6.1(g) shall not limit in any way the due diligence investigation of SNC, SNBNC and SNBSC which BB&T may perform or otherwise affect any other rights which BB&T has after the date hereof and after September 15, 1994, under the terms of this Agreement;

      (h) At any time prior to September 15, 1994, by SNC in writing, if SNC determines in its sole good faith judgment that the financial condition, business or prospects of BB&T, BB&T-NC or BB&T-SC are materially adversely different from what was reasonably expected by SNC after the performance of its due diligence prior to the execution of this Agreement; provided that SNC shall inform BB&T upon such termination as to the reasons for SNC's determination; and, provided further, that this Section 6.1(h) shall not limit in any way the due diligence investigation of BB&T, BB&T-NC and BB&T-SC which SNC may perform or otherwise affect any other rights which SNC has after the date hereof and after September 15, 1994, under the terms of this Agreement; or

      (i) by either BB&T or SNC if, in the event John A. Allison, IV is unavailable to serve as Chairman of the Board of Directors and Chief Executive Officer of the Continuing Corporation at such time as the parties are otherwise prepared to consummate the Merger, and the BB&T Board of Directors and the SNC Board of Directors are unable, after reasonable efforts, to mutually agree upon a person to serve as Continuing Corporation Chairman and a person to serve as Continuing Corporation Chief Executive Officer.

6.2.  EFFECT OF TERMINATION

       In the event this Reorganization Agreement and the Plan of Merger are terminated pursuant to Section 6.1 hereof, this Agreement, the Plan of Merger and the Bank Merger Agreements shall become void and have no effect, except that (i) the provisions relating to confidentiality and expenses set forth in Sections 4.5 and 7.1 hereof, respectively, shall survive any such termination and (ii) a termination pursuant to Section 6.1(b)(i) shall not relieve the breaching party from liability for an uncured willful breach of such covenant or agreement giving rise to such termination.

6.3.  SURVIVAL OF REPRESENTATIONS, WARRANTIES
      AND COVENANTS

       All representations, warranties and covenants in this Reorganization Agreement, the Plan of Merger and the Bank Merger Agreements or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Date and from and after the Effective Date, none of the parties hereto shall have any liability to the other on account of any breach or failure of any of these representations, warranties or covenants, other than covenants that by their terms are to survive or be performed after the Effective Date, provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive BB&T or SNC (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either BB&T or SNC, the aforesaid representations, warranties and covenants being material inducements to the consummation by BB&T, SNC, BB&T-NC, SNBNC, BB&T-SC and SNBSC of the transactions contemplated herein and in the Bank Merger Agreements.

6.4.  WAIVER

       Except with respect to any required shareholder or regulatory approval, BB&T and SNC respectively, by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of this Reorganization Agreement and the Plan of Merger by the shareholders of BB&T and
SNC) extend the time for the performance of any of the obligations or other acts of BB&T, BB&T-NC or BB&T-SC, on the one hand, or SNC, SNBNC or SNBSC, on the other hand, and may waive
(i) any inaccuracies of such parties in the representations or warranties contained in this Agreement, the Plan of Merger, the Bank Merger Agreements or any document delivered pursuant hereto or thereto, (ii) compliance with any of the covenants, undertakings or agreements of such parties, or satisfaction of any of the conditions precedent to its obligations, contained herein, in the Plan of Merger or in the Bank Merger Agreements or
(iii) the performance by such parties of any of its obligations set out herein or therein; provided, however, that no such waiver executed after approval of this Reorganization Agreement and the Plan of Merger by the shareholders of BB&T and/or SNC shall alter the number of shares of BB&T Common Stock and BB&T Preferred Stock into which each share of SNC Common Stock and SNC Series A Preferred Stock and BB&T Common Stock shall be converted pursuant to the Merger.

6.5.  AMENDMENT OR SUPPLEMENT

       This Reorganization Agreement, the Plan of Merger and the Bank Merger Agreements may be amended or supplemented at any time by mutual agreement of the parties hereto, in the case of this Reorganization Agreement, or thereto, in the case of the Plan of Merger and the Bank Merger Agreements, respectively. Any such amendment or supplement must be in writing and approved by their respective boards of directors and/or officers authorized thereby and shall be subject to the proviso in Section 6.4 hereof.


                      ARTICLE 7.
                     MISCELLANEOUS

7.1.  EXPENSES

      (a) Except as provided in Section 7.1(b) below, each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated in this Reorganization Agreement, including fees and expenses of its own financial consultants, accountants and counsel, except that BB&T and SNC each shall bear and pay 50% of the fees of Lehman Brothers and 50% of all printing costs.

      (b) Notwithstanding the provisions of Section 7(a) hereof, if for any reason this Reorganization Agreement is terminated by any party before the closing of the transactions contemplated hereby is concluded, each of SNC and BB&T shall bear and pay one-half of the reasonable and actual out of pocket costs and expenses incurred by the parties in connection with this Agreement, including the fees and expenses of consultants, printers and persons involved in the transactions contemplated by this Reorganization Agreement, the preparation of the Registration Statement and Proxy Statement, the solicitation of proxies and the registration under the Securities Act of the Continuing Corporation Common Stock, (except that the fees and expenses for paying employees and of investment bankers, accountants, and counsel shall not be subject to this Section 7.1(b)), provided that if this Reorganization Agreement, the Plan of Merger and the Bank Merger Agreements are terminated by SNC or BB&T pursuant to Section 6.1(b) hereof, in either case because of a willful breach by the other of any representation, warranty, covenant, undertaking or restriction as set forth in Section 6.1(b), and provided further that the terminating party shall not have been in breach of any representation and warranty (in any material respect), covenant, undertaking or restriction contained herein, in the Plan of Merger or in the Bank Merger Agreements, then the breaching party shall bear and pay all such costs and expenses. Final settlement with respect to the payment of such fees and expenses by the parties shall be made within thirty days of the termination of this Reorganization Agreement, the Plan of Merger and the Bank Merger Agreements.

7.2.  ENTIRE AGREEMENT

       This Reorganization Agreement, the Plan of Merger, the BB&T Option Agreement, the SNC Option Agreement and the Bank Merger Agreements contain the entire agreement between the parties with respect to the transactions contemplated hereunder and thereunder and supersede all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein or therein. The terms and conditions of this Reorganization Agreement and the Plan of Merger shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors. Nothing in this Reorganization Agreement or the Plan of Merger, expressed or implied, is intended to confer upon any party, other than the parties hereto and thereto, and their respective successors, any rights, remedies, obligations or liabilities.

7.3.  NO ASSIGNMENT

       No party hereto may assign any of its rights or obligations under this Reorganization Agreement to any other person.

7.4.  NOTICES

       All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by facsimile transmission or overnight express or by registered or certified mail, postage prepaid, addressed as follows:

       If to BB&T:

       BB&T Financial Corporation
       223 West Nash Street
       Wilson, North Carolina  27893
       Attention:  John A. Allison IV
       Facsimile No.:  (919) 399-4895

       With a required copy to:

       Arnold & Porter
       1200 New Hampshire Ave., N.W.
       Washington, D.C.  20036
       Attention:  L. Stevenson Parker
       Facsimile No.:  (202) 872-6720

       If to SNC:

       Southern National Corporation
       200 West Second Street
       Winston-Salem, North Carolina  27101
       Attention:  L. Glenn Orr, Jr.
       Facsimile No.:  (910) 773-7203

       With a required copy to:

       Hunton & Williams
       951 E. Byrd Street
       Richmond, Virginia  23219
       Attention:  David M. Carter
       Facsimile No.:  (804) 788-8218
7.5.  CAPTIONS

       The captions contained in this Reorganization Agreement are for reference purposes only and are not part of this Reorganization Agreement.

7.6.  COUNTERPARTS

       This Reorganization Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

7.7.  GOVERNING LAW

       This Reorganization Agreement shall be governed by and construed in accordance with the laws of the State of North
Carolina applicable to agreements made and entirely to be performed within such jurisdiction, without regard to the conflict of laws principles thereof, except to the extent federal law may be applicable.

       IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Reorganization Agreement to be executed in counterparts by their duly authorized officers and their corporate seal to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.


Attest                     BB&T FINANCIAL CORPORATION



______________________     By__________________________
Secretary                    John A. Allison IV
                             Chairman of the Board and
(SEAL)                       Chief Executive Officer



Attest                     SOUTHERN NATIONAL CORPORATION



______________________     By__________________________
Secretary                    L. Glenn Orr, Jr.
                             Chairman, President and
                             Chief Executive Officer
    PLAN OF MERGER OF
      SOUTHERN NATIONAL CORPORATION WITH AND INTO
              BB&T FINANCIAL CORPORATION


       PLAN OF MERGER ("Plan of Merger") dated as of July 29, 1994, by and between SOUTHERN NATIONAL CORPORATION ("SNC"), a North Carolina corporation having its registered office at 200 West Second Street, Winston-Salem, North Carolina 27101, and BB&T FINANCIAL CORPORATION ("BB&T"), a North Carolina corporation having its registered office at 223 West Nash Street, Wilson, North Carolina 27893.

                      WITNESSETH

       WHEREAS, the respective Boards of Directors of SNC and BB&T deem the merger of SNC with and into BB&T, under and pursuant to the terms and conditions herein set forth or referred to, desirable and in the best interests of the respective corporations and their respective shareholders, and the respective Boards of Directors of SNC and BB&T have adopted resolutions approving this Plan of Merger and an Agreement and Plan of Reorganization dated as of even date herewith ("Reorganization Agreement");

       WHEREAS, the Board of Directors of SNC has directed that this Plan of Merger be submitted to the shareholders of SNC; and

       WHEREAS, the Board of Directors of BB&T has directed that this Plan of Merger be submitted to the shareholders of BB&T;

       NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto do hereby agree that the Plan of Merger shall be as follows:


                      ARTICLE I.
                       MERGER

       Subject to the terms and conditions of this Plan of Merger and the Reorganization Agreement, on the Effective Date (as hereinafter defined), SNC shall be merged with and into BB&T, pursuant to the provisions of, and with the effect provided in,
Section 55-11-06 of the North Carolina Business Corporation Act (said transaction being hereinafter referred to as the "Merger").

On the Effective Date, the separate existence of SNC shall cease and BB&T, as the surviving entity, shall continue unaffected and unimpaired by the Merger and shall operate under the name
"Southern National Corporation." (BB&T as existing on and after the Effective Date being hereinafter sometimes referred to as the "Surviving Corporation.")


                      ARTICLE II.
         ARTICLES OF INCORPORATION AND BYLAWS

       Upon the Effective Date, the Articles of Incorporation and the Bylaws of the Surviving Corporation shall be the Articles of Incorporation and Bylaws of BB&T.


                      ARTICLE III.
            BOARD OF DIRECTORS AND OFFICERS

      1. From and after the Effective Date, the directors of the Surviving Corporation, who shall hold office until the expiration of their respective terms or until their successors are duly elected and qualified, shall be the eleven persons designated by the Board of Directors of BB&T and the eleven persons designated by the Board of Directors of SNC pursuant to the Reorganization Agreement, or any persons chosen to replace such designated persons pursuant to the Reorganization Agreement and the Articles of Incorporation and Bylaws of the Surviving Corporation.
The directors of the Surviving Corporation shall be divided into three classes as nearly equal in number as possible, as provided in the Reorganization Agreement. It is intended by the parties hereto that following the Effective Date John A. Allison IV shall serve as Chairman of the Board of the Surviving Corporation. If for any reason John A. Allison IV is unavailable to serve as Chairman of the Board of the Surviving Corporation at the Effective Date, the Chairman of the Board of the Surviving Corporation shall be selected by mutual agreement of the Boards of Directors of BB&T and SNC.

      2. From and after the Effective Date, the Chief Executive Officer of the Surviving Corporation shall be John A. Allison IV, to serve until his successor is duly elected and qualified. If for any reason John A. Allison IV is unavailable to serve as Chief Executive Officer of the Surviving Corporation at the Effective Date, the Board of Directors of BB&T and SNC shall mutually agree upon the person to serve as the Chief Executive Officer of the Surviving Corporation. From and after the Effective Date, Henry G. Williamson, Jr. shall be the Chief Administrative Officer, John R. Spruill shall be the Chief Financial Officer, and each of W. Kendall Chalk, Robert E. Greene, Morris D. Marley, Scott E. Reed and Michael W. Sperry shall be Executive Vice Presidents of the Surviving Corporation. All other officers of the Surviving Corporation shall be elected by the Board of Directors of the Surviving Corporation.

                      ARTICLE IV.
                        CAPITAL

      1. The designation and number of outstanding shares of capital stock of SNC as of June 30, 1994 was as follows: (a) 43,385,610 shares of common stock, par value $5.00 per share ("SNC Common Stock") and (b) 770,000 shares of 6-3/4% Cumulative Convertible Preferred Stock, Series A, $5.00 par value ("SNC Series A Preferred Stock"). Shares of capital stock of SNC shall be entitled to vote with respect to the Merger as required by North Carolina law. Such number of outstanding shares of SNC Common Stock and SNC Series A Stock may be changed prior to the Effective Date as a result of the exercise of stock options, the sale of such shares by SNC pursuant to its Dividend Reinvestment Plan, the conversion of shares of SNC Series A Preferred Stock, or other rights or upon the repurchase by SNC of shares of SNC Common Stock. The number of outstanding shares of Preferred Stock may be changed prior to the Effective Date as a result of the conversion of such shares into shares of SNC Common Stock or upon the repurchase by SNC of such shares.

       2. The designation and number of outstanding shares of capital stock of BB&T as of June 30, 1994 was as follows: (a) 36,271,016 shares of common stock, par value $2.50 per share ("BB&T Common Stock" until the Effective Date and "Surviving Corporation Common Stock" from and after the Effective Date); and
(b) no shares of Preferred Stock. Each share of BB&T Common Stock is entitled to vote with respect to the Merger. Such number of outstanding shares of BB&T Common Stock may be changed prior to the Effective Date as a result of the exercise of stock options or other rights, the sale of such shares by BB&T pursuant to its Dividend Reinvestment Plan the issuance of shares pursuant to its pending acquisition of Commerce Bank, or upon the repurchase by BB&T of such shares.

       3. The shares of capital stock of BB&T issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, continue to be issued and outstanding capital stock of the Surviving Corporation.


                      ARTICLE V.
            CONVERSION AND EXCHANGE OF SNC
          SHARES; FRACTIONAL SHARE INTERESTS

      1. On the Effective Date, each share of SNC Common Stock outstanding immediately prior to the Effective Date (except as provided in Paragraphs 4, 8, and 9 of this Article) shall by virtue of the Merger be converted into 1.0 share of Surviving Corporation Common Stock and shall no longer be shares of common stock of SNC.

      2. On the Effective Date, each share of BB&T Common Stock outstanding immediately prior to the Effective Date shall by virtue of the Merger be converted into 1.45 shares of Surviving
Corporation Common Stock.

      3. On the Effective Date, each share of SNC Series A Preferred Stock outstanding immediately prior to the Effective Date shall be converted into one share of Surviving Corporation Series A Preferred Stock, designated as "6 3/4% Cumulative Convertible Preferred Stock, Series A," with the same terms, designations, preferences, limitations, privileges, and relative rights as the SNC Series A Preferred Stock.

      4. On the Effective Date, all shares of SNC Common Stock or SNC Series A Preferred Stock authorized but unissued shall be canceled and no cash, stock or other property shall be delivered in exchange therefor.

      5. On and after the Effective Date, each holder of a certificate or certificates theretofore representing outstanding shares of SNC Common Stock or SNC Series A Preferred Stock (any such certificate being hereinafter referred to as a "SNC Certificate") may surrender the same to the Surviving Corporation or its agent for cancellation and each such holder shall be entitled upon such surrender to receive in exchange therefor certificate(s) representing the number of shares of Surviving Corporation Common Stock or Surviving Corporation Series A Preferred Stock to which such holder is entitled as provided herein. Until so surrendered, each SNC Certificate shall be deemed for all purposes to evidence ownership of the number of shares of Surviving Corporation Common Stock or Surviving Corporation Series A Preferred Stock into which the shares represented by such SNC Certificates have been changed or converted as aforesaid. SNC Certificates surrendered for exchange by any person who is an "affiliate" of SNC for purposes of Rule 145(c) under the Securities Act of 1933, as amended, shall not be exchanged for certificates representing shares of Surviving Corporation Common Stock or Surviving Corporation Series A Preferred Stock until the Surviving Corporation has received the written agreement of such person contemplated by
Section 4.12 of the Reorganization Agreement. If any certificate for shares of Surviving Corporation Common Stock or Surviving Corporation Series A Preferred Stock is to be issued in a name other than that in which a SNC Certificate surrendered for exchange is issued, the SNC Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the SNC Certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Surviving Corporation or its agent that such taxes are not payable.

      6. On and after the Effective Date, each holder of a certificate or certificates theretofore representing outstanding shares of BB&T Common Stock (any such certificate being hereinafter referred to as a "BB&T Certificate") may surrender the same to the Surviving Corporation or its agent for cancellation and each such holder shall be entitled upon such surrender to receive in exchange therefor certificate(s) representing the number of whole shares of Surviving Corporation Common Stock to which such holder is entitled as provided herein and a check in an amount equal to the amount of cash in lieu of a fractional share, without interest, to which such holder is entitled. Until so surrendered, each BB&T Certificate shall be deemed for all purposes to evidence ownership of the number of whole shares of Surviving Corporation Common Stock into which the shares represented by such Certificates have been changed or converted as aforesaid. If any certificate for shares of Surviving Common Stock is to be issued in a name other than that in which a BB&T Certificate surrendered for exchange is issued, the BB&T Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the BB&T Certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Surviving Corporation or its agent that such taxes are not payable.

      7. Upon the Effective Date, the stock transfer books of SNC shall be closed and no transfer of SNC Common Stock or SNC Series A Preferred Stock shall thereafter be made or recognized. Any other provision of this Plan of Merger notwithstanding, neither the Surviving Corporation or its agent nor any party to the Merger shall be liable to a holder of SNC Common Stock or SNC Series A Preferred Stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

     8. No conversion under Paragraph 1 of this Article V shall be made in respect of any share of SNC Common Stock or SNC Series A Preferred Stock as to which an SNC shareholder has, or BB&T Common Stock as to which a BB&T shareholder has, elected to exercise dissenters' rights pursuant to Section 55-13-02 of the North Carolina Business Corporation Act, as amended, if any, until such time as such shareholder shall have effectively lost dissenters' rights.

      9. In the event that during the period commencing on the date hereof and ending on the Effective Date, the outstanding shares of BB&T Common Stock shall have been increased, decreased or changed into or exchanged for a different number or kind of shares or securities by reorganization, recapitalization, reclassification, stock dividend (other than pursuant to the Dividend Reinvestment Plan), stock split or other like changes in BB&T's capitalization, all without BB&T's receiving consideration therefor, then an appropriate and proportionate adjustment shall be made in the number and kind of shares of Surviving Corporation Common Stock to be thereafter delivered to SNC and BB&T shareholders pursuant to this Plan of Merger.

      10. Notwithstanding any other provision hereof, each holder of shares of BB&T Common Stock who would otherwise have been entitled to receive a fraction of a share of Surviving Corporation Common Stock (after taking into account all BB&T Certificates delivered by such holder) shall receive, in lieu thereof, upon presentation of such BB&T Certificates, cash in an amount equal to such fractional part of a share of Surviving Corporation Common Stock multiplied by the market value of such Surviving Corporation Common Stock. The market value of one share of Surviving Corporation Common Stock on the Effective Date shall be the closing price of BB&T Common Stock as reported by the National Market System of the National Association of Securities Dealers' Automated Quotation System on the last business day preceding such date (or, if no such price is reported on such date, on the next preceding business day when such price is reported). No such holder shall be entitled to dividends, voting rights or any other shareholder right in respect of any fractional share.

      11. On the Effective Date, SNC's obligations with respect to stock options granted under its stock option plans shall be assumed by the Surviving Corporation and each stock option outstanding under such plans shall become the right to receive, upon payment of the exercise price, a number of shares of Surviving Corporation Common Stock equal to the number of shares of SNC Common Stock covered by such options; provided, however, that in respect of any stock option which is an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended ("Code"), the conversion hereinabove provided for shall comply with the requirements of Section 424(a) of the Code, including the requirement that such converted options shall not give to the holder thereof any benefits additional to those which such holder had prior to such conversion under the option as originally granted.

      12. On the Effective Date, options to purchase shares of BB&T Common Stock issued pursuant to BB&T's stock option plans shall be converted and exchanged, without any action on the part of the holders thereof, into options to acquire, upon payment of the adjusted exercise price (which shall equal the exercise price per share for the options immediately prior to the Merger, divided by the Exchange Ratio in Article V, paragraph 2), the number of shares of BB&T Common Stock the option holder would have received pursuant to the Merger if he or she had exercised his or her options immediately prior thereto; provided, however, that in respect of any stock option which is an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended ("Code"), the conversion hereinabove provided for shall comply with the requirements of Section 424(a) of the Code, including the requirement that such converted options shall not give to the holder thereof any benefits additional to those which such holder had prior to such conversion under the option as originally granted.

                      ARTICLE VI.
             EFFECTIVE DATE OF THE MERGER

       Articles of Merger evidencing the transactions contemplated herein shall be delivered to the North Carolina Secretary of State for filing as provided in the Reorganization Agreement. The Merger shall be effective at the time and on the date specified in such Articles of Merger (such date and time being herein referred to as the "Effective Date").


                      ARTICLE VII.
                  FURTHER ASSURANCES

       If at any time the Surviving Corporation shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Corporation title to any property or rights of SNC, or otherwise carry out the provisions hereof, the proper officers and directors of SNC, as of the Effective Date, and thereafter the officers of the Surviving Corporation acting on behalf of SNC, shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise carry out the provisions hereof.


                     ARTICLE VIII.
                 CONDITIONS PRECEDENT

       The obligations of BB&T and SNC to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Reorganization
Agreement.


                      ARTICLE IX.
                      TERMINATION

       Anything contained in this Plan of Merger to the contrary notwithstanding, and notwithstanding adoption hereof by the shareholders of SNC and BB&T, this Plan of Merger may be terminated and the Merger abandoned as provided in the Reorganization Agreement. If the Reorganization Agreement is terminated, then this Plan of Merger shall terminate.


                      ARTICLE X.
                     MISCELLANEOUS

      1. This Plan of Merger may be amended or supplemented at any time prior to its Effective Date by mutual agreement of BB&T and SNC. Any such amendment or supplement must be in writing and approved by their respective Boards of Directors and/or by officers authorized thereby and shall be subject to the proviso in Section 6.4 of the Reorganization Agreement.

      2. Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with the provisions of the Reorganization
Agreement.

      3. The headings of the several Articles herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Plan of Merger.

      4. This Plan of Merger shall be governed by and construed in accordance with the laws of the State of North Carolina applicable to agreements made and entirely to be performed in such jurisdiction, except to the extent Federal law may be applicable.